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Southwest Gas HOLDINGS

2021 Proxy Statement

Notice of 2021 Annual Meeting of Stockholders

To Be Held on May 6, 2021

March 22, 2021

Dear Stockholder:
You are cordially invited to the Annual Meeting of Stockholders of Southwest Gas Holdings, Inc. scheduled to be held on Thursday, May 6, 2021 at 8:30 a.m. PDT by remote communication (virtual meeting). The Board of Directors has determined that a virtual meeting is a prudent precaution due to the ongoing coronavirus (COVID-19) pandemic. Please see page 1 of the Proxy Statement for instructions regarding access to the virtual Annual Meeting.
The Notice of Annual Meeting of Stockholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting. Your Board of Directors asks you to support the director nominees and to follow its recommendations with respect to the other proposals set forth in the Proxy Statement.
It is important that your shares are represented and voted at the meeting regardless of the number of shares you own and whether or not you plan to attend. Accordingly, we request you vote, as instructed in the Notice of Internet Availability of Proxy Materials or Proxy Card, online, by telephone or on the Proxy Card, as promptly as possible. If you received only a notice in the mail or by email, you may also request a paper Proxy Card to submit your vote by mail, if you prefer. However, we encourage you to vote online or by telephone because it is more convenient, conserves natural resources and reduces printing costs and postage fees.
Your interest and participation in the affairs of our company are greatly appreciated.
Sincerely yours,

John P. Hester
President and Chief Executive Officer

8360 S. Durango Drive Las Vegas, Nevada 89113
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 22, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Southwest Gas Holdings, Inc. ("we," "us," "our," or the “Company”) will be held on Thursday, May 6, 2021, at 8:30 a.m. PDT by remote communication (virtual meeting), for the following purposes:

(1)To elect ten directors of the Company;
(2)To approve, on a non-binding, advisory basis, the Company’s executive compensation;
(3)To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2021; and
(4)To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors of the Company established March 9, 2021, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

HOW TO VOTE
Please review the proxy statement and vote, at your earliest convenience, using any of the following methods:
(	Call the phone number listed on your Proxy Card to vote BY TELEPHONE.
:	Visit the website listed on your Proxy Card to vote ONLINE.
-	Sign, date and return your Proxy Card in the enclosed postage-paid envelope to vote BY MAIL.
I	Access the virtual meeting to vote LIVE. See "How Do I Attend the Annual Meeting?" (page 1) for instructions.
Your vote is very important. Please submit your proxy in advance even if you plan to attend the virtual Annual Meeting.
By Order of the Board of Directors
Thomas E. Moran
Corporate Secretary/Legal Counsel
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on
May 6, 2021: Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the internet. On or about March 22, 2021, an important Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) will be sent to our stockholders of record, and a paper copy of the proxy materials will be sent to employee investment plan participants and those stockholders of record who have requested a paper copy. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice regarding availability of proxy materials. In accordance with SEC rules, you may access our proxy materials and 2020 Annual Report to Stockholders at www.proxydocs.com/swx or www.swgasholdings.com/proxymaterials, which provide for anonymous access. The Notice of Internet Availability also includes instructions for stockholders to request, at no charge, a printed copy of the proxy materials.
Important Notice Regarding the Virtual Annual Meeting: The format of the virtual Annual Meeting ensures that stockholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting, using online tools to ensure stockholder access and participation. For more information about the virtual Annual Meeting, see "General Information" in this Proxy Statement.

PROXY STATEMENT

 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 6, 2021

GENERAL INFORMATION
We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Southwest Gas Holdings, Inc. ("we," "us," "our," or the “Company”) for the 2021 Annual Meeting of Stockholders and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, May 6, 2021, at 8:30 a.m. PDT by remote communication (virtual meeting).
We are sending a Notice of Internet Availability of Proxy Materials (“Notice”) and making this Proxy Statement, a form of Proxy Card and our 2020 Annual Report to Stockholders available to stockholders on our website at www.swgasholdings.com/proxymaterials on or about March 22, 2021. We also will be mailing these materials to employee investment plan participants, and to those stockholders who request paper or e-mail copies of the proxy materials, on or about March 22, 2021.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders and described in these materials, including:
▪The election of ten directors of the Company;
▪The approval, on a non-binding, advisory basis, of the Company's executive compensation;
▪The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2021; and
▪The transaction of such other business as may properly come before the meeting or any adjournment thereof.
How do I attend the Annual Meeting?

In order to attend the Annual Meeting online you must pre-register at https://register.proxypush.com/swx. You will need the control number found on the upper right-hand corner of the Proxy Card included in the proxy materials. After registering, you will receive a confirmation email. Approximately one hour prior to the start time of the meeting, you will receive another email containing a unique link providing access to the virtual Annual Meeting. The Annual Meeting will begin promptly at 8:30 a.m. PDT. Online access to the meeting will open at 8:15 a.m. PDT to allow time for stockholders to log-in and test their equipment. A countdown waiting page will be shown if you log-in before 8:15 a.m. PDT. All emails will be sent to the email address you provide during pre-registration. You will need the latest version of Chrome, Safari, Internet Explorer 11, Edge or Firefox. Please test your internet browser before the Annual Meeting to ensure compatibility. A toll-free phone number will be provided to access technical support for the virtual Annual Meeting.
How can I submit questions prior to and during the Annual Meeting?

Prior to the meeting, stockholders may submit questions pertaining to the business of the meeting by emailing the Company's Corporate Secretary, Thomas Moran, at: SWX@swgas.com. During the Annual Meeting, stockholders will also be able to submit questions through the online platform used for the Annual Meeting. As has been the case at prior Annual Meetings, the Company will respond to questions during the meeting or shortly after the meeting on our website as applicable. We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to edit questions to remove inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters. If we receive substantially similar questions, we may group such questions together and provide a single response.

Southwest Gas Holdings 2021 Notice and Proxy 1

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 9, 2021, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the meeting, or any adjournment or postponement of the meeting.
How many votes do I have?

You have one vote for each share of the Company’s common stock (“Common Stock”) you owned as of the record date for the Annual Meeting.
How do I vote?

If your shares are registered directly in your name, you are the holder of record of those shares and can vote your shares either while attending the virtual Annual Meeting or by proxy whether or not you attend the meeting. To vote by proxy, you must either:
▪Vote online at www.proxypush.com/swx by following the instructions provided in the Notice or Proxy Card;
▪Vote by telephone by calling toll-free 1-866-883-3382 on a touch-tone telephone and following the instructions as prompted; or
▪Vote by mail by requesting and completing a Proxy Card, signing it and returning it in the postage-paid envelope that will be provided to you. The Notice has instructions on how to request a Proxy Card if you did not receive printed materials.
 If you hold your shares in a brokerage account or through a bank or other holder of record, you are the beneficial owner of the shares, and the shares are held in “street name.” Your broker, bank or other holder of record (collectively referred to as “broker”) is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by following the instructions provided by your broker, or to obtain a legal proxy from your broker in order to vote while you attend the virtual Annual Meeting.
If you hold your shares indirectly in the Southwest Gas Corporation Employees’ Investment Plan (the “EIP”), you have the right to direct the EIP trustee how to vote your shares by following the instructions from the EIP trustee accompanying the Proxy Statement. If you do not direct the EIP trustee how to vote your shares, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.
Can I revoke or change my vote?

Yes, a record holder can revoke or change a vote at any time prior to the voting of shares at the Annual Meeting by (a) casting a new vote by telephone or online; (b) sending a new Proxy Card with a later date; (c) sending a written notice of revocation that is received on or prior to May 5, 2021, by mail to EQ Shareowner Services, Southwest Gas Holdings, Inc., P.O. Box 64945, Saint Paul, MN 55164-0945; or (d) voting while attending the virtual Annual Meeting. If a broker, bank, trustee or other nominee holds your shares, you must contact them in order to find out how to change your vote.
What are the Board’s recommendations?

The Board’s recommendations are set forth within the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:
▪FOR the election of the nominated slate of directors (see Proposal 1);
▪FOR approval, on a non-binding, advisory basis, of the Company's executive compensation (see Proposal 2); and
▪FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021 (see Proposal 3).

Southwest Gas Holdings 2021 Notice and Proxy 2

How many votes must be present to hold the Annual Meeting?

In order to conduct business at the Annual Meeting, the holders of a majority of the shares of Common Stock entitled to vote must be represented in person or by proxy at the meeting. This is called a quorum. As of the close of business on the record date, 57,283,100 shares of Common Stock were outstanding. Therefore, the presence, in person or by proxy, of the holders of at least 28,641,551 shares of Common Stock will be required to establish a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered to be present at the meeting.
What is a “broker non-vote”?

A “broker non-vote” occurs when a broker lacks discretionary authority to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. The election of directors is considered a “non-routine” matter. Similarly, the proposal to approve the Company's executive compensation (on a non-binding, advisory basis) is considered a “non-routine” matter. Therefore, beneficial owners who hold their shares in street name must provide voting instructions to their brokers in order for their broker to vote their shares on these matters. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021 is considered a “routine” matter, and brokers will have discretionary authority to vote on this matter without any instruction from the beneficial owners.
What vote is required to approve each Proposal?

The ten nominees for director who receive the highest number of votes "FOR" their election will be elected as directors. This is called a "plurality vote." However, our Board has adopted a Majority Voting Policy, which is reflected in our Corporate Governance Guidelines. Pursuant to this policy, any director who receives a greater number of votes "WITHHELD" from his or her election than votes "FOR" his or her election must promptly submit his or her resignation to the Board following the certification of the election results. For more details of our majority voting policy, see “GOVERNANCE OF THE COMPANY—Majority Voting Policy” below.
The affirmative vote of a majority of shares of Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum) is necessary to ratify PricewaterhouseCoopers LLP’s selection as the independent registered public accounting firm for the Company for fiscal year 2021; and to approve, on an advisory basis, the Company’s executive compensation. Although the result of the vote to approve executive compensation is non-binding, the Board will consider the outcome of the vote when making future executive compensation decisions.
How are my votes counted?

▪Election of Directors: You may vote “FOR all nominees (except as marked)” or “WITHHELD from all nominees.” If you mark “FOR all nominees (except as marked),” your votes will be counted for all of the director nominees you do not mark. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the election of directors.
▪Advisory Vote to Approve Executive Compensation: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory vote to approve the Company's executive compensation. The result of this vote is non-binding. However, the Board will consider the outcome of the vote when making future executive compensation decisions. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the approval of this proposal.
▪Ratification of the selection of PricewaterhouseCoopers LLP: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of this proposal.
We will appoint an inspector of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present, and to determine the voting results on all matters presented to Company stockholders.

Southwest Gas Holdings 2021 Notice and Proxy 3

What if I do not vote for any or all of the matters listed on my Proxy Card?

As a stockholder of record, if you return a signed Proxy Card without indicating your vote on any or all of the matters to be considered at the Annual Meeting, your shares will be voted “FOR” the director nominees listed on the Proxy Card, “FOR” the advisory vote to approve executive compensation, and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021, if you have not voted otherwise on a particular proposal. With respect to any other matter that properly comes before the Annual Meeting, Michael J. Melarkey and José A. Cárdenas, the proxies designated by the Board and identified in the accompanying Proxy Card, will vote all proxies granted to them at their discretion.
Can the shares that I hold in a brokerage account or the EIP be voted if I do not instruct my broker or the EIP trustee?

▪Shares held in street name: If you do not instruct your broker to vote your shares of Common Stock held in street name, your broker has the discretion to vote your shares on all "routine" matters scheduled to come before the Annual Meeting. For “non-routine” matters, your broker does not have discretion to vote your shares and, if you do not give your broker voting instructions, your shares will be considered broker non-votes. The election of directors and the advisory vote to approve executive compensation are considered “non-routine” matters, and in order to vote on these matters, you will need to instruct your broker how to vote your shares. The ratification of the selection of the Company’s independent registered public accounting firm is “routine,” and your broker will have the discretion to vote your shares unless you provide voting instructions.
▪Shares held in the EIP: If you do not provide instructions to the EIP trustee for the shares of Common Stock that you hold in the EIP, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.
Are proxy materials available online?

Complete copies of the Notice of 2021 Annual Meeting of Stockholders, this Proxy Statement and the 2020 Annual Report to Stockholders are available at www.swgasholdings.com/proxymaterials.
Why did I receive a Notice instead of a full set of the proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish our proxy materials online. Accordingly, we sent to the majority of our stockholders a Notice for this year’s Annual Meeting of Stockholders containing instructions on how to access the proxy materials online or to request a paper or e-mail copy. In addition, stockholders may request to receive proxy materials in printed form by mail or e-mail on an ongoing basis by submitting a request to us at www.investorelections.com/swx. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it. If multiple stockholders reside at the same address, each stockholder will receive their own proxy materials, unless the stockholder instructs otherwise.
What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who is soliciting my proxy?

Your proxy is being solicited by the Board, and the Company will bear the entire cost of the proxy solicitation. Morrow Sodali LLC (“Morrow”), 470 West Ave, Stamford, CT 06902 has been employed to assist in obtaining proxies from certain stockholders at an estimated cost of $9,000, plus certain expenses. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to you, if your shares are held in “street name.” Morrow will reimburse them for their expenses in providing the materials to you on our behalf. In addition, solicitation by our directors, officers or employees in person or by telephone, e-mail or facsimile may supplement solicitation of proxies. No additional compensation will be paid for such services.

Southwest Gas Holdings 2021 Notice and Proxy 4

GOVERNANCE OF THE COMPANY

Board of Directors

Under the provisions of the Delaware General Corporation Law and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. The Board is kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers and by reviewing reports and other materials provided to it by management at the Board and committee meetings.
Independence
The Board determines the independence of our directors by applying the independence principles and standards established by the NYSE and included in our Corporate Governance Guidelines. Our guidelines require that the Board be comprised of a majority of independent directors, consistent with the NYSE rules. The Board determined that directors Boughner, Cárdenas, Chestnut, Comer, Lewis-Raymond, Mariucci, Melarkey, Thoman, Thomas and Thornton have no material relationships with the Company and are independent (“Independent Directors”). The independence determination for Mr. Chestnut related to his service on the Board prior to his retirement just before the 2020 Annual Meeting. The Board also determined that all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent.
In making these determinations, the Board reviewed all transactions or relationships with the Company using a definition of “material relationships” that (i) includes the criteria listed in Section 303A of the listing requirements of the NYSE and (ii) presumes that matters not subject to disclosure pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and matters above the Item 404 threshold which are authorized by Southwest Gas Corporation’s regulatory tariffs, are not “material relationships.” The definition of “material relationships” for directors on the Audit Committee also includes the criteria listed in Section 10A(m)(3) of the Exchange Act. The definition of “material relationships” for directors serving on the Compensation Committee also includes the criteria listed in Section 16(b) of the Exchange Act. The independence criteria used are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.swgasholdings.com. The Board based its independence determination primarily on a review of the responses of the directors and officers to questions regarding employment and compensation history, affiliations and family relationships, discussions with directors, and a review of Company payment histories.
In concluding that the directors listed above are independent, the Board reviewed transactions pursuant to which we purchased approximately $1.1 million in datacenter and communications-related products and services in 2020 from Switch, Inc. (NYSE: SWCH) or its subsidiaries (“Switch”). Director Thomas and certain members of his family have an equity interest in Switch, and director Thomas is a director of Switch, Inc. The Nominating and Corporate Governance Committee, excluding director Thomas, has reviewed the Switch transaction annually since 2011 under the Company’s policy for related person transactions, taking into account all relevant information, and has determined each year that director Thomas does not have a direct or indirect material interest in the transaction. The principal considerations in this determination are that the relationship with Switch was negotiated on an arm’s-length basis in the ordinary course of business, the transaction represents less than 1% of Switch’s annual revenues and director Thomas and his relatives and affiliates hold, collectively, a minority interest in Switch. Additionally, the committee considered the nature and scope of the relationship of director Thomas’ family with Switch, which does not involve any relative of director Thomas acting as an officer or employee of Switch or in any similar capacity. The transaction also represents less than 1% of Southwest Gas Corporation's annual operations and maintenance expense. Based on the committee’s recommendation and its own review, the Board has determined that director Thomas is an Independent Director.
Board Meetings
The Board held five regular meetings in 2020 and an organizational meeting immediately following the 2020 Annual Meeting of Stockholders. Each incumbent director attended at least 75% of the Board and committee meetings on which he or she served during 2020. The Independent Directors meet in executive session, without management present, in connection with every regularly scheduled Board meeting. These sessions are presided over by Michael J. Melarkey, Chairman of the Board (the “Chair”), who is the current “Presiding Director.”

Southwest Gas Holdings 2021 Notice and Proxy 5

Board Leadership Structure

The policy of the Board is that the role of Chair should be separate from that of the Chief Executive Officer. The Chair is elected annually, at the organizational meeting, by the full Board. Every three years or upon a Chair’s resignation, retirement, or failure to be reelected to the Board by stockholders, the Board conducts an in-depth assessment of potential candidates for that position. The Board believes that this leadership structure is the appropriate structure for the Company at this time because it allows the Board to exercise true independent oversight of management. It is the Board’s intention to reelect director Melarkey as Chair, subject to his reelection as a director at the Annual Meeting.
The Board believes the structure described above provides strong leadership for our Board, while positioning our Chief Executive Officer as the leader of the Company for our investors, counterparties, employees and other stakeholders. The Board believes that the current structure, which includes an independent Chair serving as Presiding Director, helps ensure independent oversight of the Company and allows the Chief Executive Officer to focus his energies on management of the Company.
All members of the Board are independent, with the exception of the Chief Executive Officer. A number of the independent Board members are currently serving or have served as directors or as members of senior management of other public companies and large institutions. All of the Board committees are comprised solely of Independent Directors, each with a different Independent Director serving as Chair of the committee. The Board believes that the number of independent experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chair, benefits the Company and its stockholders.
The Board recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its stockholders.
Risk Oversight

The entire Board is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk-aware and risk-adjusted decision making throughout the Company.
Regulation by various state and federal utility regulatory commissions is one of the key risks that the Company's utility subsidiary faces. The limits imposed on Southwest Gas Corporation as a public utility permeate its business operating model (including pricing of services, authorized areas of service and obligations to serve the public). Other risks affecting the Company include risks associated with credit, liquidity, cybersecurity and operational matters, including electrification or decarbonization policies, and have evolved with changes in the natural gas distribution and utility infrastructure services industries.
The Board receives regular reports from management in areas of material risk to the Company, including credit risk, liquidity risk and operational risk. Credit and liquidity risks are addressed in the review of capital budgets and ongoing capital requirements. Liquidity risks are also addressed in the review of gas supply acquisition and related regulatory cost recovery. Operational risks are addressed in the review of operating budgets, key performance indicators and regulatory compliance requirements, including pipeline safety requirements. Cybersecurity is a priority that is regularly addressed by the Board with the relevant functional leaders of the Company, including in-person reports of the Chief Information Officer at Board meetings. The full Board receives these reports, as well as regular reports on the Company’s enterprise risk management program, from management to help enable it to oversee and manage the Company’s risks in these areas. Oversight responsibility rests with the full Board and is not assigned to any of the Board committees. However, the committees assist the Board's oversight role through their focus on risks in their assigned areas of responsibility - such as financial risk by the Audit Committee and Environmental, Social and Governance ("ESG") related matters by the Nominating and Corporate Governance Committee.
ESG Practices and Oversight

The Company strives to make a positive impact on our customers, employees and the environment, and we are dedicated to improving energy efficiency, protecting the environment, and supporting our communities. We continue to implement sustainable business practices in key aspects of our operations, with a goal of refining these practices over time. The Nominating and Corporate Governance Committee of the Board of Directors oversees the Company's policies and performance on sustainability and other ESG topics. The committee and management provide regular updates to the full Board as these topics apply to our business practices and operations.
Through collaboration with industry associations, Southwest Gas Corporation discloses greenhouse gas emissions data annually as reported on the U.S. Environmental Protection Agency's Greenhouse Gas Reporting Program Subpart W. Efforts to include renewable natural gas in our gas supply portfolio are ongoing, and several of our renewable natural gas

Southwest Gas Holdings 2021 Notice and Proxy 6

activities were approved in 2020 by state utility commissions. We continue our commitment to providing assistance to local communities and customers throughout our service territories. The Company and our employees actively support non-profit organizations in our areas of operation through financial support and hands-on volunteerism. We endeavor to foster employee connectedness, engagement, and a diverse, equitable and inclusive environment through our SW Great! Employee Engagement Committees and Diversity Councils. Southwest Gas Corporation uses all-employee engagement surveys to gather our colleagues' thoughts on workplace issues. Our Employee Engagement Committees develop employee-led activities to improve employee engagement. Diversity Councils and Employee Resource Groups, along with officer and management training, provide support for diversity of background, experience and thought. ESG efforts at Centuri focus on reducing the environmental footprint of vehicles and facilities; furthering employee and contractor safety and training; recruiting, developing and retaining a diverse workforce; promoting supplier diversity; educational outreach; and employee charitable giving and volunteer efforts. These initiatives help to build an inclusive and high performance culture with an engaged workforce to drive business results.
Please refer to our 2020 Sustainability Report and 2020 Annual Report to Stockholders for more detailed information about the Company's ESG initiatives and accomplishments. Our website, www.swgasholdings.com, provides access to these documents, along with future updates that we will post as we roll out improved sustainable business practices to other elements of our business. The information on our website is not a part of or incorporated into this proxy statement.
Committees of the Board

The standing committees of the Board are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The committees are composed solely of Independent Directors as outlined above. The table below shows the directors who are currently members or chairs of each committee.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert L. Boughner	x		x
José A. Cárdenas		x	Chair
Stephen C. Comer	x	Chair
John P. Hester
Jane Lewis-Raymond	x	x
Anne L. Mariucci		x	x
Michael J. Melarkey		x	x
A. Randall Thoman	Chair	x
Thomas A. Thomas	x		x
Leslie T. Thornton	x		x
The Audit Committee, whose functions are discussed here and below under the caption “Audit Committee Information,” is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The committee meets periodically with management to consider, among other things, the adequacy of the Company’s internal control and financial reporting. The committee also discusses these matters with the Company’s independent registered public accounting firm, internal auditors and Company financial personnel. The Board has determined that directors Comer and Thoman each qualify as an “audit committee financial expert,” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act. The Audit Committee held five meetings during 2020.
The Compensation Committee is responsible for determining Chief Executive Officer compensation and making recommendations to the Board annually on such matters as directors’ fees and benefit programs, executive compensation and benefits, and the compensation structure and incentive compensation plans of the Company's significant subsidiaries. The committee’s responsibilities, as outlined in its charter, can be delegated to subcommittees made up of committee members. The committee receives recommendations from management on the amount and form of executive and director compensation, and the committee has the ability to directly employ consultants to assess the executive compensation program and director compensation, which it routinely does. The committee is also responsible for the “Compensation

Southwest Gas Holdings 2021 Notice and Proxy 7

Committee Report” and related disclosures contained in this Proxy Statement. The Compensation Committee held three meetings during 2020.
The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding nominees to be proposed for election as directors; evaluating the Board’s size, composition, organization, processes, practices and committee structures; and developing criteria for the selection of directors. The committee will consider director candidates suggested by stockholders. The process for selecting directors is addressed in more detail below under the caption “Selection of Directors.” The committee is responsible for developing and recommending to the Board corporate governance principles and implementing and monitoring compliance with the Company’s Code of Business Conduct and Ethics. The committee is also responsible for assisting the Board with oversight of Company ESG policies and practices, and monitoring compliance with such policies. The Nominating and Corporate Governance Committee held four meetings during 2020.
The charters for the Audit, Compensation and Nominating and Corporate Governance Committees, the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics that applies to all employees, officers and directors are available on the Company’s website at www.swgasholdings.com. Print versions of these documents are available to stockholders upon request directed to the Corporate Secretary, Southwest Gas Holdings, Inc., 8360 S. Durango Drive, Las Vegas, NV 89113.
Selection of Directors

We believe the Board should be comprised of individuals with varied, complementary backgrounds, who possess certain core competencies, some of which may include broad experience in business, finance or administration and familiarity with national and international business matters. Additional factors that will be considered in the selection process include the following:
▪Independence from management;
▪Diversity, age, education and geographic location;
▪Knowledge and business experience;
▪Integrity, leadership, reputation and ability to understand the Company’s business;
▪Existing commitments to other businesses and boards; and
▪The current number and competencies of our existing directors.
We define “diversity” in a broad sense, i.e., age, race, color, gender, geographic origin, ethnic background, religion, disability and professional experience. Neither the Nominating and Corporate Governance Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee takes diversity into consideration as it does the other factors listed above in selecting the director nominees for approval by the Board. The Nominating and Corporate Governance Committee does not assign a specific weight to any one factor.
The Nominating and Corporate Governance Committee will consider director candidates suggested by stockholders by applying the criteria for candidates described above and considering the additional information referred to below. Stockholders who would like to suggest a director candidate should write to the Company’s Corporate Secretary and include:
▪A statement that the writer is a stockholder and is proposing a candidate for consideration as a director nominee;
▪The name of and contact information for the candidate;
▪A statement of the candidate’s business and educational experience;
▪Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;
▪A statement detailing any relationship between the candidate and the Company, Company affiliates and any competitor of the Company;
▪Detailed information about any relationship or understanding between the proposing stockholder and the candidate;
▪Information on the candidate’s share ownership in the Company; and
▪The candidate’s written consent to being named a nominee and serving as a director, if elected.
The Nominating and Corporate Governance Committee has an ongoing program for identifying and evaluating potential director candidates. When seeking a candidate for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. As candidates are identified, their qualifications are reviewed in light of the selection criteria outlined above. Whether any of such candidates are selected depends upon the current Board composition, the dynamics of the Board and the ongoing requirements of the Company (see “Board Evaluation and Director Succession Planning” below).

Southwest Gas Holdings 2021 Notice and Proxy 8

Stockholders may also nominate a person for election to the Board at an annual meeting by giving written notice to the Company not less than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, or within 10 days after notice is mailed or public disclosure is made regarding either a change of the annual meeting by more than 30 days or a special meeting at which directors are to be elected. In order to make such a nomination, a stockholder is required to include in the written notice the following:
▪As to each person whom the stockholder proposes to nominate for election or reelection as a director, all the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A of the Exchange Act;
▪Each person’s written consent to being named a nominee and serving as a director, if elected;
▪The name and address of the proposing stockholder or beneficial owner; and
▪The class and number of shares of the Common Stock held directly or indirectly by the proposing stockholder.
All candidates for the Board may also be required to complete a director questionnaire provided by the Company.
The foregoing summary of the Company's stockholder director nomination procedure is not complete and is qualified in its entirety by reference to the full text of the Company's Bylaws that have been publicly filed with the SEC and are available at www.sec.gov.
Board Evaluation and Director Succession Planning

Each year, the Board and its committees conduct self-evaluations of their performance. This process is overseen by the Nominating and Corporate Governance Committee and is reviewed annually to ensure that it is effective and that all appropriate feedback is being sought and obtained. As part of the Board’s most recent self-evaluation process, the directors considered various topics relating to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee self-evaluation processes are led by their respective committee chairs, as provided in the committee charters. Each committee performance evaluation includes a review of the committee charter to consider the necessity and appropriateness of changes.
Annual evaluations are a key component of the director nomination process and director succession planning. In planning for succession, the Nominating and Corporate Governance Committee and the Board consider the results of Board evaluations, as well as other appropriate information, including the overall mix of tenure and experience of the Board, the types of skills and experience desirable for future Board members and the needs of the Board and its committees at the time. Recent succession planning discussions have focused on the size and composition of the Board, including Board diversity, skill-set and anticipated director retirements.
Given the importance of recruiting qualified, independent individuals to serve as directors of the Company, the Board believes that it is prudent to conduct a dedicated search for potential director candidates in order to preserve the high quality of the Board and maintain its diversity of experience. Director Cárdenas is the current Chair of the Nominating and Corporate Governance Committee, which is responsible to lead the execution of our succession plans over the course of the next several years.
Majority Voting Policy

The Company’s Corporate Governance Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election (a “Majority Withheld Vote”), the director nominee must promptly tender his or her resignation to the Board following certification of the stockholder vote.
The Nominating and Corporate Governance Committee must promptly consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate and relevant, including, but not limited to:
▪The stated reasons, if any, why stockholders withheld their votes and whether they can be cured;
▪The director’s tenure;
▪The director’s qualifications;
▪The director’s past and expected future contributions to the Company; and
▪The overall composition of the Board.

Southwest Gas Holdings 2021 Notice and Proxy 9

The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. The Board may accept a director’s resignation or reject the resignation. Thereafter, the Company will promptly publicly disclose the Board's decision whether to accept or reject the tendered resignation and its rationale for rejecting the tendered resignation, if applicable.
If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.
Any director who tenders his or her resignation pursuant to this policy may not participate in the Nominating and Corporate Governance Committee's recommendation or the Board's decision to accept or reject the tendered resignation. If each member of the Nominating and Corporate Governance Committee receives a Majority Withheld Vote at the same election, then the Independent Directors who do not receive a Majority Withheld Vote must appoint another committee to consider any tendered resignations and recommend to the Board whether to accept such resignations.
Through this policy, the Board seeks to be accountable to all stockholders and to respect the rights of stockholders to express their views through their votes for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a Majority Withheld Vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. Accordingly, the Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum or would otherwise adversely impact the Company.
Transactions with Related Persons

The Company has written policies and procedures for the review, approval or ratification of any transaction in which the Company was, is or will be a participant, the amount involved exceeds $120,000 and any director or officer of the Company, any director nominee, any person who is the beneficial owner of more than 5% of the Common Stock, or any immediate family members of the foregoing (each, a “Related Person”), had a direct or indirect material interest (“Related Person Transactions”). Under the Corporate Governance Guidelines, prior to entering into a potential Related Person Transaction, including transactions that involve less than $120,000, the Related Person or applicable business unit leader must notify the General Counsel who will assess whether the transaction is a Related Person Transaction. If the General Counsel is involved in the transaction, the Chair of the Nominating and Corporate Governance Committee will assess the transaction. If it is determined that a transaction is a Related Person Transaction, the details of the transaction will be submitted to the Nominating and Corporate Governance Committee for review.
The Nominating and Corporate Governance Committee will approve and ratify the Related Person Transaction only if the committee determines that the transaction is not inconsistent with the best interests of the Company and may, in its discretion, impose any conditions it deems appropriate on the Company or the Related Person in connection with the Related Person Transaction.
Each transaction with a related person is unique and must be assessed on a case-by-case basis. In determining whether or not a transaction is inconsistent with the best interests of the Company, the Nominating and Corporate Governance Committee considers all of the relevant facts and circumstances available to the committee, including without limitation:
▪The related person’s interest in the proposed transaction;
▪The approximate dollar value of the amount involved in the proposed transaction;
▪The approximate dollar value of the amount of the related person’s interest in the proposed transaction without regard to the amount of any profit or loss;
▪Whether the transaction is proposed to be, or was, undertaken in the ordinary course of business of the Company;
▪Whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
▪The purpose of, and the potential benefits to the Company from, the transaction;
▪The impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; and
▪Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The Company did not enter into any reportable Related Person Transactions in 2020.

Southwest Gas Holdings 2021 Notice and Proxy 10

Directors and Officers Share Ownership Guidelines

In order to better align the interests of management and the Board with those of all stockholders, the Company has adopted Common Stock ownership guidelines for directors and officers.
Each non-employee director is required to retain at least five times the value of his or her annual cash retainer in Common Stock (or equivalents). Each non-employee director is required to fulfill the requirement within five years of being elected to the Board. All non-employee directors are currently in compliance with these guidelines.
Each Company officer and each officer of Southwest Gas Corporation is required to accumulate Common Stock with a target value equal to a multiple of the officer’s base salary, ranging from one times base salary for vice presidents, three times base salary at the senior vice president level and above, and five times base salary for the Chief Executive Officer. If an officer has not yet reached the applicable target ownership requirement, he or she is required to retain a portion of the shares of Common Stock acquired from any stock option exercise or the vesting of restricted stock units or performance shares. The applicable retention rate is 75% for the Chief Executive Officer and 50% for all other officers. Qualified shares include Common Stock owned directly by the officer or his or her spouse, Common Stock held by the officer or his or her spouse in the Southwest Gas Corporation's EIP or Dividend Reinvestment Plan and restricted stock units which have been granted but are subject to time vesting requirements. Similar to the requirement for Company officers, certain senior officers of Centuri Group, Inc., including Centuri’s Chief Executive Officer, are required to defer cash compensation into a deferral plan account with returns based on Centuri’s financial performance. The Centuri Chief Executive Officer is also required to accumulate Common Stock with a target value equal to two times base salary.
Pledging, Hedging and Other Transactions in Company Securities

Our Insider Trading Policy prohibits directors and officers of the Company from pledging Company securities as collateral for a loan. Transactions by directors and officers in Company securities involving short sales, puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Directors and officers are also prohibited from entering into hedging, monetization transactions or similar arrangements involving Company securities. We believe these prohibitions ensure that levels of stock ownership in accordance with our stock ownership guidelines are effective in aligning each individual’s interests with those of our stockholders. Our Insider Trading Policy expressly discourages, but does not prohibit, other Company employees from engaging in any hedging or pledging transactions involving Company securities.
Compensation Committee Interlocks and Insider Participation

Board members who served on the Compensation Committee during 2020 were directors Comer, Cárdenas, Lewis-Raymond, Mariucci, Melarkey, and Thoman. None of these directors has ever been an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K of the Exchange Act. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2020.
Director Attendance at Annual Meetings

We strongly support and encourage each member of our Board to attend our annual meeting of stockholders. Last year, nine of the ten director nominees attended the 2020 Annual Meeting of Stockholders.

Southwest Gas Holdings 2021 Notice and Proxy 11

Communications with Directors

Any stockholder and other interested parties who would like to communicate with the Board, the Presiding Director or any individual director can write to:
Southwest Gas Holdings, Inc.
Corporate Secretary
8360 S. Durango Drive
P.O. Box 98510
Las Vegas, Nevada 89193-8510
Depending on the subject matter, the Corporate Secretary will either:
▪Forward the communication to the director or directors to whom it is addressed;
▪Attempt to handle the inquiry directly, for example, where it is a request for information about the Company or a stock-related matter; or
▪Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.

At each regular Board meeting, management presents a summary of all communications received since the last Board meeting which were not previously forwarded and such communications are made available to all of the directors.
Securities Ownership by Directors, Director Nominees, Executive Officers, and Certain Beneficial Owners

Directors, Director Nominees and Executive Officers. The following table discloses all Common Stock beneficially owned by the Company’s directors, the nominees for director and the executive officers of the Company, as of March 9, 2021.

Directors, Nominees & Executive Officers	No. of Shares of Common Stock Beneficially Owned(1)		Percent of Outstanding Common Stock
Robert L. Boughner	56,324		*
José A. Cárdenas	26,477		*
Stephen C. Comer	35,598	(2)	*
John. P. Hester	91,320	(3)(4)	*
Jane Lewis-Raymond	7,263		*
Anne L. Mariucci	35,285		*
Michael J. Melarkey	39,561		*
A. Randall Thoman	29,909	(5)	*
Thomas A. Thomas	35,324		*
Leslie T. Thornton	5,763		*
Gregory J. Peterson	16,356	(4)	*
Paul M. Daily	5,291		*
Karen S. Haller	34,192	(4)(6)	*
Eric DeBonis	18,598		*
Other Executive Officers	13,069		*
All Directors and Executive Officers	450,330		0.79%
* Represents less than 1% of the issued and outstanding shares of the Company's Common Stock as of March 9, 2021.
(1)Common Stock holdings listed in this column include restricted stock units that are vested as of March 9, 2021, or those that are scheduled to vest within 60 days after that date.
(2)The holdings include 5,127 shares over which Mr. Comer has shared voting and investment power with his spouse through a family trust.
(3)The holdings include 7,765 shares over which Mr. Hester’s spouse has voting and investment control.
(4)Number of shares does not include 28,018 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Hester and Peterson and Ms. Haller are trustees of the Foundation but disclaim beneficial ownership of the shares held by the Foundation.
(5)The holdings include 3,440 shares over which Mr. Thoman has shared voting and investment power with his spouse through a family trust.
(6)The holdings include 996 shares over which Ms. Haller’s spouse has voting and investment control.

Southwest Gas Holdings 2021 Notice and Proxy 12

Beneficial Owners. The following table discloses all Common Stock beneficially owned by anyone that the Company believes beneficially owns more than 5% of the Company's outstanding shares of Common Stock based solely on the Company's review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

Beneficial Owner	No. of Shares Beneficially Owned	Percent of Outstanding Common Stock as of March 9, 2021
BlackRock, Inc.(1)	7,066,374	12.34%
55 East 52nd Street New York, New York 10055
The Vanguard Group(2)	5,616,451	9.80%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Lazard Asset Management LLC(3)	5,388,319	9.41%
30 Rockefeller Plaza New York, New York 10112
T. Rowe Price Associates, Inc.(4)	3,037,775	5.30%
100 E. Pratt Street Baltimore, Maryland 21202
(1)According to a Schedule 13G/A filed on January 27, 2021, BlackRock, Inc. has sole voting power over 6,891,946 shares, no shared voting power, sole dispositive power over all of the shares beneficially owned, and no shared dispositive power.
(2)According to Schedule 13G/A filed on February 10, 2021, The Vanguard Group has no sole voting power, but has shared voting power over 62,372 shares, sole dispositive power over 5,505,136 shares, and shared dispositive power over 111,315 shares.
(3)According to Schedule 13G filed on February 9, 2021, Lazard Asset Management LLC has sole voting power over 5,146,615 shares, no shared voting power, sole dispositive power over all of the shares beneficially owned, and no shared dispositive power.
(4)According to Schedule 13G/A filed on February 16, 2021, T. Rowe Price Associates, Inc. has sole voting power over 738,569 shares, no shared voting power, sole dispositive power over all of the shares beneficially owned, and no shared dispositive power.
Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. The Company has procedures in place to assist directors and executive officers in complying with Section 16(a), which includes the preparation of forms for filing. We are required to disclose any failure of these persons to file these reports by the required deadlines. Based solely on our review of reports received by us, and the representations of the reporting persons, we believe these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2020, except as follows. One of our executive officers, Paul M. Daily, filed a Form 4 two days late, on June 10, 2020, to report a Common Stock purchase.

Southwest Gas Holdings 2021 Notice and Proxy 13

ELECTION OF DIRECTORS
(Proposal 1 on the Proxy Card)
General

The authorized number of directors is currently fixed at ten. At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders or until their successors shall be elected and duly qualified.
Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Robert L. Boughner, José A. Cárdenas, Stephen C. Comer, John P. Hester, Jane Lewis-Raymond, Anne L. Mariucci, Michael J. Melarkey, A. Randall Thoman, Thomas A. Thomas, and Leslie T. Thornton to serve as directors of the Company. All of the nominees are independent under the NYSE corporate governance rules except for Mr. Hester. Each of the nominees was elected to his or her present term of office by stockholders at our 2020 Annual Meeting. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board.
Vote Required

The ten nominees for director who receive the highest number of votes "FOR" election will be elected as directors. Pursuant to our Majority Voting Policy, if any director nominee receives a greater number of votes “WITHHELD” from his or her election than “FOR” his or her election, such director nominee must promptly tender his or her resignation. For more details of our majority voting policy, see “GOVERNANCE OF THE COMPANY—Majority Voting Policy” above.
Names, Qualifications and Reasons for Selection of Nominees

The director nominees, as outlined below, possess core competencies in management, operations, finance, administration and strategic transactions, and they have significant expertise in the industries that matter most to our business. The nominees have also demonstrated personal integrity and strong leadership while overseeing impressive growth in both of the Company’s business segments. They bring diverse and unique perspectives, are able to challenge management and also possess vast experience with mergers and acquisitions. We believe that the nominees’ skills and experience, including their combined knowledge of financial, legal and regulatory matters, enhance the Board’s ability to make decisions that create stockholder value. The table below lists some of the skills and experiences that we consider important for our director nominees in light of our current business strategy and structure. The director nominees' biographies note their relevant experience, qualifications and skills relative to the list below.
Board Skills and Composition Matrix

	Hester	Melarkey	Boughner	Cárdenas	Comer	Lewis-Raymond	Mariucci	Thoman	Thomas	Thornton
Experience, Skills, Expertise
Energy Utility Experience	X					X				X
Public Company Board Service		X	X	X	X		X	X	X	X
Public Company Executive Officer	X		X			X	X			X
Legal/Regulatory Experience	X	X	X	X	X	X			X	X
Finance/Accounting	X	X	X		X		X	X
Technology/Cybersecurity			X			X			X	X
Sustainability/Environmental Experience	X			X		X				X
Operations Responsibility	X		X			X	X	X	X
Demographic Background
Board Tenure (Years)	6	17	13	10	14	2	15	11	13	2
Age	58	71	68	68	71	54	63	69	63	62
Male	M	M	M	M	M			M	M
Female						F	F			F
African American										X
Caucasian	X	X	X		X	X	X	X	X
Hispanic/Latino				X

Southwest Gas Holdings 2021 Notice and Proxy 14

The names of the nominees, their principal occupation and the Board’s reasons for their selection are set forth below. Except as noted, each of the nominees has held the position listed beside their name for at least the past five years.

Robert L. Boughner

Mr. Boughner, 68, has more than 30 years of executive management and more than 20 years of board-level experience with substantial experience in highly regulated industries, including casino gaming and financial services. He retired from Boyd Gaming Corporation (NYSE: BYD) in August 2016 after a 40-year career, most recently serving as Boyd’s Executive Vice President and Chief Business Development Officer. In that role, he oversaw business

Private Investor
Retired Gaming Executive

Director Since: 2008
Board Committees: Audit, Nominating and Corporate Governance

Qualifications, Skills and Experience
The Board determined that Mr. Boughner should serve as a director of the Company because of his business and leadership experience with Boyd Gaming both in Nevada and nationally, as well as his experience as a director of Boyd and Western Alliance Bancorporation entities. Mr. Boughner has executive leadership experience in business development, corporate transactions and operations management - all areas of importance to the Company.

Number of Other Public Company Boards: 1

development and resort operations, as well as the acquisition and integration of various hotel and casino assets. Prior to that appointment, Mr. Boughner held other senior executive positions with Boyd for the design, development, operation and expansion of hotels and casinos. During various phases of his career with Boyd his roles included primary accountability for new market expansion, top line and profit margin growth and optimization of significant administrative and business processes. He continues as a member of Boyd’s Board of Directors where he has served since 1996. Mr. Boughner is a Senior Partner with Global Market Advisors, an international hospitality and gaming advisory firm. Previously, Mr. Boughner served as an independent director for 20 years on boards of subsidiaries of Western Alliance Bancorporation (NYSE: WAL), including Bank of Nevada and Western Alliance Bank, during periods of asset acquisition, multiple rounds of capital-raising and rapid expansion in Nevada, California and Arizona. Mr. Boughner is involved in various educational, philanthropic and civic organizations.

Southwest Gas Holdings 2021 Notice and Proxy 15

José A. Cárdenas

Mr. Cárdenas, 68, has been Senior Vice President and General Counsel for Arizona State University (ASU) since January 2009. In addition to serving as chief legal officer of the University, he serves as a representative on and to the boards of directors of ASU affiliated and related entities such as the ASU Foundation. From 1982 through 2008, Mr. Cárdenas was a partner in the Phoenix based law firm of Lewis and Roca. He was the firm’s managing partner (chief executive)

Senior Vice President and General Counsel Arizona State University

Director Since: 2011
Board Committees: Compensation, Nominating and Corporate Governance (Chair)

Qualifications, Skills and Experience
The Board determined that Mr. Cárdenas should serve as a director because of his business and legal experience and his leadership experience as a director of Swift Transportation Company, and as a trustee or chairman for a number of private foundations and institutes. Mr. Cárdenas has broad knowledge of legal and regulatory issues of importance to the Company and its subsidiaries.

Number of Other Public Company Boards: 0

from 1999 to 2003 and then the firm's chairman from 2003 through 2008. Mr. Cárdenas received his undergraduate degree from the University of Nevada, Las Vegas in 1974 and a law degree from Stanford University Law School in 1977. Mr. Cárdenas has been admitted to practice law in Arizona, California, the Ninth Circuit Court of Appeals and the United States Supreme Court and is a member of various bar associations, including the Hispanic National Bar Association. Mr. Cárdenas was a member of the Board of Directors of Swift Transportation Company until the completion of its merger with Knight Transportation, Inc. in 2017. He is active in community and charitable activities, including service as a trustee of the Virginia G. Piper Charitable Trust. He is a past chairman of the boards of Greater Phoenix Leadership, Valley of the Sun United Way, the Translational Genomics Research Institute and O’Connor House.

Stephen C. Comer

Mr. Comer, 71, received his degree in business administration from California State University Northridge in 1972. He began his career with Arthur Andersen LLP in Los Angeles and established Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in 2002, Mr. Comer took a position as partner with Deloitte & Touche LLP and was promoted to managing partner of its Nevada practice in 2004. He retired in 2006. Mr. Comer served

Retired Managing Partner
Deloitte & Touche LLP

Director Since: 2007
Board Committees: Audit, Compensation (Chair)

Qualifications, Skills and Experience
The Board determined that Mr. Comer should serve as a director of the Company because of his business, accounting and auditing experience with Arthur Andersen LLP and Deloitte & Touche LLP and his leadership positions with both entities, as well as his experience as a director of Pinnacle Entertainment, Inc. He has comprehensive knowledge of financial accounting standards and extensive experience in financial statement preparation, corporate finance and financial risk management.

Number of Other Public Company Boards: 0

as a director of Pinnacle Entertainment, Inc., until its acquisition in 2018. He is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds a professional CPA license in the State of Nevada. He is also involved in numerous civic, educational and charitable organizations.

Southwest Gas Holdings 2021 Notice and Proxy 16

John P. Hester

Mr. Hester, 58, has been President and Chief Executive Officer since March 2015 and was named President in August 2014. Mr. Hester joined the Company in 1989, and has been named to various positions at Southwest Gas, such as Director/Regulatory Affairs and Systems Planning in 2002, Vice President/Regulatory Affairs and Systems Planning in 2003, Senior Vice President/Regulatory Affairs and Energy Resources in 2006, and Executive Vice President in 2013. Prior to

President and Chief Executive Officer
Southwest Gas Holdings, Inc.
Southwest Gas Corporation

Director Since: 2015
Board Committees: None

Qualifications, Skills and Experience
The Board determined that Mr. Hester should serve as a director because, as President and Chief Executive Officer of the Company, he has an intimate working knowledge of all aspects of the Company’s operations. Mr. Hester has detailed knowledge of the Company's businesses, customers, end markets, supply chains, utility operations, talent development, policies and internal functions through his service in a wide range of management roles.

Number of Other Public Company Boards: 0

joining Southwest Gas, he worked at the Illinois Department of Energy and Natural Resources, as well as the Illinois Commerce Commission. He received his bachelor’s and master’s degrees in economics from Northern Illinois University. Mr. Hester currently serves on the American Gas Association Board of Directors, the Catholic Charities of Southern Nevada Board of Trustees and the College of Southern Nevada Foundation Board of Trustees.

Jane Lewis-Raymond
Ms. Lewis-Raymond, 54, has served the natural gas industry as an attorney and executive for over three decades. She is principal of Hilltop Strategies, LLC, a strategy and consulting firm engaged with corporate leaders on strategic leadership. Ms. Lewis-Raymond was an attorney with Parker Poe Adams and Bernstein LLP from 2017 to 2019. She retired from Piedmont Natural Gas Company, Inc. in 2016, where she was Senior Vice President and Chief Legal, Compliance
Principal
Hilltop Strategies, LLC
Retired Executive
Piedmont Natural Gas Company, Inc.

Director Since: 2019
Board Committees: Audit, Compensation

Qualifications, Skills and Experience
The Board determined that Ms. Lewis-Raymond should serve as a director of the Company because of her legal experience and work as a natural gas industry senior executive. In addition, her knowledge and experience with ESG topics and with corporate governance initiatives relating to enterprise risk management, federal regulatory pipeline safety, cybersecurity and crisis management planning were key to the Board's recommendation.

Number of Other Public Company Boards: 0

and External Relations Officer, and member of the Executive Management Team, leading top line growth and measurable strategic and sustainability directives to build long-term value for shareholders. Earlier in her career, she was with the American Gas Association, as Vice President of Regulatory Affairs. Ms. Lewis-Raymond is Immediate Past Chair of Teach For America Charlotte-Piedmont Triad Advisory Board and serves on the National Advisory Council for Teach For America, the Board of Directors for MeckEd, the Steering Committee for The Keystone Energy Board, and is a member of Women Executives. She is a graduate of the University of Maryland and an Order of the Coif graduate of the University of Maryland School of Law.

Southwest Gas Holdings 2021 Notice and Proxy 17

Anne L. Mariucci

Ms. Mariucci, 63, has over 30 years of experience in homebuilding and real estate. Prior to 2003, Ms. Mariucci held a number of senior executive management roles with Del Webb Corporation and was responsible for its large-scale community development and homebuilding business. She also served as President of Del Webb following its merger with Pulte Homes, Inc. in 2001 until 2003. Ms. Mariucci received her undergraduate degree in accounting and finance from the

Private Investor
Retired Real Estate Development and
Homebuilding Executive

Director Since: 2006
Board Committees: Compensation, Nominating and Corporate Governance

Qualifications, Skills and Experience
The Board determined that Ms. Mariucci should serve as a director of the Company because of her experience as a director of other publicly traded companies, business and financial expertise and experience in the housing industry with Del Webb Corporation and Pulte Homes and throughout the Company’s service territories.

Number of Other Public Company Boards: 3

University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She serves as a director of CoreCivic, Inc. (NYSE: CXW), Taylor Morrison Home Corporation (NYSE: TMHC), Berry Petroleum (NASDAQ: BRY), Banner Health, Arizona State University Enterprise Partners and the Fresh Start Women’s Foundation. She has served as the General Partner of MFLP, a family office and investment entity, and related entities in excess of ten years. Ms. Mariucci is a past chair of the Arizona Board of Regents and served on the board from 2006 to 2014. She is a past director of the Arizona State Retirement System, HonorHealth and Action Performance Companies, as well as a past trustee of the Urban Land Institute.

Michael J. Melarkey

Mr. Melarkey, 71, was a partner in the law firm of Avansino, Melarkey, Knobel, Mulligan & McKenzie for more than 35 years until the firm’s merger in 2015 with McDonald, Carano and Wilson, a statewide Nevada law firm (MCW). He received his undergraduate degree from the University of Nevada, Reno, his law degree from the University of San Francisco and his Master of Laws in taxation from New York University. Mr. Melarkey was actively engaged in private legal practice in

Retired Partner
Avansino, Melarkey, Knobel, Mulligan & McKenzie

Director Since: 2004
Chair of the Board
Board Committees: Compensation, Nominating and Corporate Governance

Qualifications, Skills and Experience
The Board determined that Mr. Melarkey should serve as a director because of his business and legal experience, his leadership abilities as a trustee for a number of private foundations and as a director of a number of mutual funds. In addition, the Board based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004. Mr. Melarkey's legal experience and extensive service on other boards provides the Company with valuable corporate governance expertise, which is of particular benefit to the Company in his role as Chair.

Number of Other Public Company Boards: 0

Reno, Nevada from 1976 until his firm’s merger with MCW in 2015. Following the merger, Mr. Melarkey was named Of Counsel with MCW. Mr. Melarkey is a former member of the American Bar Association and the International Association of Gaming Lawyers and is licensed to practice law in the State of Nevada. He is a trustee of the Bretzlaff Foundation, the Robert S. and Dorothy J. Keyser Foundation, the Roxie and Azad Joseph Foundation and the Edwin L. Wiegand Foundation. He is Vice President of Miami Oil Producers, Inc. and from 2015 until 2017 held management positions and ownership interests in the Pioneer Crossing Casino in Fernley, Nevada, the Pioneer Crossing Casino in Dayton, Nevada, and the Pioneer Crossing Casino in Yerington, Nevada. He also serves as a director of numerous mutual funds, including eight registered investment companies advised by Gabelli Funds, LLC, five registered investment companies advised by Keeley-Teton Advisors, LLC and seven registered investment companies advised by Teton Advisors, Inc.

Southwest Gas Holdings 2021 Notice and Proxy 18

A. Randall Thoman

Mr. Thoman, 69, is principal of Thoman International, LLC, a business advisory and consulting firm. Mr. Thoman received his degree in accounting from the University of Utah and has been a Certified Public Accountant for more than 40 years. He began his career with Deloitte & Touche LLP and became a Partner in June 1991. For 15 years, Mr. Thoman was the Partner with primary responsibility for the technical interpretation and application of accounting principles and

Principal
Thoman International, LLC
Retired Partner
Deloitte & Touche LLP

Director Since: 2010
Board Committees: Audit (Chair), Compensation

Qualifications, Skills and Experience
The Board determined that Mr. Thoman should serve as a director of the Company because of his business, accounting and auditing experience with Deloitte & Touche LLP, his leadership positions at the firm and his experience with SEC reporting and compliance, as well as his prior experience as a director of another publicly traded company. Mr. Thoman's comprehensive corporate auditing and finance experience qualifies him to provide guidance and oversight in his role as Chair of the Audit Committee.

Number of Other Public Company Boards: 1

audit standards and the review of all reporting issues and financial statements for Nevada-based companies registered with the SEC. He retired from Deloitte & Touche LLP in October 2009 and served on the board of SHFL entertainment, Inc. until its acquisition in 2013. Currently, Mr. Thoman serves on the board of Boyd Gaming Corporation (NYSE: BYD).

Thomas A. Thomas

Mr. Thomas, 63, received his undergraduate degree in finance and his juris doctorate from the University of Utah. After obtaining his law degree, he joined Valley Bank of Nevada and held various executive positions with the bank until its merger with Bank of America in 1992. After the merger, he became managing partner of Thomas & Mack Co. LLC, an investment management and commercial real estate development company with properties and developments in Nevada, California,

Managing Partner
Thomas & Mack Co. LLC

Director Since: 2008
Board Committees: Audit, Nominating and Corporate Governance

Qualifications, Skills and Experience
The Board determined that Mr. Thomas should serve as a director because of his banking and business experience and his familiarity with the commercial markets throughout the Company’s service territories. Mr. Thomas has extensive knowledge of corporate finance, business management and services, corporate strategy, and commercial real estate - all areas of importance to the Company.

Number of Other Public Company Boards: 1

Arizona and Utah. Mr. Thomas is a member of the Board of Directors of Switch, Inc. (NYSE: SWCH). He is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the UNLV Foundation Board, the Las Vegas Rotary Club Foundation and the BYU President's Leadership Council. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law.

Southwest Gas Holdings 2021 Notice and Proxy 19

Leslie T. Thornton

Leslie T. Thornton, 62, is a retired utility company executive and former law firm partner at two Washington D.C. based national law firms. In the Clinton administration, she served in various senior roles including Chief of Staff to the U.S. Secretary of Education and Deputy Advisor for the 1996 Presidential Debates. She started with WGL Holdings, Inc. in 2011 and served in elevated roles including Senior Vice President, General Counsel & Corporate

Retired Executive
WGL Holdings, Inc. & Washington Gas Light Company

Director Since: 2019
Board Committees: Audit, Nominating and Corporate Governance

Qualifications, Skills and Experience
The Board determined that Ms. Thornton should serve as a director because of her legal experience, service as a utility industry senior executive, and her expertise in the areas of critical infrastructure cybersecurity and data protection, labor and employment issues, corporate governance, and corporate transactional matters.

Number of Other Public Company Boards: 1

Secretary, and Merger Transition Counsel, before retiring in 2018. During her WGL tenure, Ms. Thornton earned her Master of Laws degree in National Security Law with a cybersecurity focus. She provided legal and strategic counsel on a broad range of issues including critical infrastructure cybersecurity and data protection, litigation, governance, employment and labor matters, among others. Since 2005, she has been a member of the Board of Directors of Perdoceo Education Corporation (NASDAQ: PRDO). Ms. Thornton is a Board Leadership Fellow for the National Association of Corporate Directors where she is a frequent speaker on governance, compliance, cybersecurity and data protection, and diversity and inclusion. Ms. Thornton also serves on the Board of Trustees for the University of the District of Columbia David A. Clarke School of Law, and is on the Advisory Board of the Association of Corporate Counsel Leadership Academy. She is a graduate of the University of Pennsylvania and Georgetown University Law Center.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE

Southwest Gas Holdings 2021 Notice and Proxy 20

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our 2020 executive compensation program, the compensation decisions made by the Compensation Committee (the “Committee”) under our executive compensation program and the factors considered in making such decisions. This section focuses on the compensation of the Company’s named executive officers (“NEOs”) for fiscal 2020, who were:
▪John P. Hester, President and Chief Executive Officer (the “CEO”)
▪Gregory J. Peterson, Senior Vice President/Chief Financial Officer
▪Paul M. Daily, President and Chief Executive Officer, Centuri Group, Inc.
▪Karen S. Haller, Executive Vice President/Chief Legal and Administrative Officer
▪Eric DeBonis, Senior Vice President/Operations, Southwest Gas Corporation
Southwest Gas Holdings, Inc. is a holding company, owning all of the shares of common stock of Southwest Gas Corporation ("Southwest") and all of the shares of common stock of Centuri Group, Inc. (“Centuri”).  Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Centuri is a comprehensive utility infrastructure services company dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri is engaged in the installation, replacement, repair, and maintenance of energy distribution systems.
Each of the officers listed above were determined to be NEOs due to their position as CEO, Chief Financial Officer or one of the other three most highly compensated officers of the Company during 2020. Therefore, this Compensation Discussion and Analysis addresses the compensation programs of the Company, including elements of Southwest and Centuri compensation, where and as applicable to each of the NEOs. In this Compensation Discussion and Analysis, we sometimes refer to Messrs. Hester, Peterson and DeBonis and Ms. Haller as the “Southwest Officers.”
Executive Summary

2020 Business Results
In calendar year 2020, we continued our strong operational and financial performance as well as the advancement of many ongoing strategic initiatives, which we believe are laying the groundwork for our continued success. While the COVID-19 pandemic had a profound effect on the areas we serve in 2020, our utility operations and, to a large extent, our utility infrastructure services segment were deemed "essential services," allowing us to continue working during the COVID-19 pandemic to ensure that our customers can safely rely on their natural gas services and to support the safety and reliability of our nation's utility infrastructure. The extent of the COVID-19 pandemic's effects on our operational and financial performance going forward will depend on future developments, all of which are uncertain and difficult to predict. We believe that our compensation programs, by focusing on the core fundamentals of our businesses and incentivizing long-term financial performance, have been and will continue to be successful at motivating the operational and strategic achievements that foster operational effectiveness and the creation of stockholder value, and no changes to the compensation programs were made in 2020 due to the COVID-19 pandemic. Recent accomplishments include the following:
▪Basic earnings per share in 2020 of $4.15.
▪Annualized dividends declared per share were $2.08 in 2018, $2.18 in 2019, and $2.28 in 2020. In February 2021, the Board increased the quarterly dividend from 57 cents per share to 59.5 cents per share ($2.38 on an annual basis and a 4.4% increase), effective with the June 2021 payment.
▪Centuri experienced record revenues of $1.9 billion in 2020, an increase of $197 million, or 11%, compared to 2019.
▪Southwest added 37,000 net new customers (1.8% growth rate) in 2020.

Incentive Compensation Structure
The Committee believes our incentive compensation program (i) is a competitive program relative to our competitors for executive talent, (ii) aligns with best practices recommended by our compensation consultant, (iii) responds to stockholder expectations for pay-for-performance alignment, and (iv) provides the appropriate linkage between executive compensation and the Company’s long-term business strategy.  The structure provides for cash-based annual incentive awards.  Also, for Southwest Officers, long-term equity compensation comprised of performance-based equity compensation measured over a three-year performance period (“Performance Shares”) and time-lapse restricted stock units (“time-lapse RSUs”) are provided. Centuri officers are provided long-term incentives based on Centuri’s financial performance. The Centuri CEO is also eligible to receive performance-based and time-based equity compensation.

Southwest Gas Holdings 2021 Notice and Proxy 21

Under this structure, a greater portion of our NEOs’ total compensation is at-risk and variable based on performance relative to metrics that are more directly aligned with customer and stockholder interests.
Annual Incentive Compensation Paid for 2020 Performance
The Company achieved $223 million in adjusted consolidated net income, and Southwest achieved nearly $150 million in adjusted utility segment net income in fiscal 2020, exceeding threshold performance. Centuri achieved $112.7 million in pretax income and exceeded target performance under this metric. These performances, coupled with achievements under applicable operational, safety and individual goals, resulted in Messrs. Hester and Peterson and Ms. Haller receiving annual incentive awards equal to 119% of their respective target awards, Mr. DeBonis receiving an award equal to 109% of his target award and Mr. Daily receiving an award equal to 143% of his target award (each as a specified percentage of base salary).
In the calculation of actual results under the adjusted net income measures for the Company and Southwest, the Committee excluded the impacts of changes in the cash surrender value of Company-owned life insurance policies. See “Details of Compensation Program—Annual Incentive Compensation” below.
Past Company performance has established a strong financial platform for sustainable growth into the future, and this year's continued accomplishments are expected to contribute to our ability to provide stockholder returns over the long term. Going forward, we expect our incentive compensation structure, as well as Centuri’s long-term incentive plan (as discussed in more detail below), to continue to strengthen alignment between executive compensation and stockholder returns.
Commitment to Best Practices
We maintain executive compensation policies that are consistent with sound corporate governance and best practices. We annually review our executive compensation program and make changes where appropriate for our business, customers, and stockholders. Key policies include:
▪Stock ownership (or equivalent) guidelines for NEOs and directors, with retention thresholds set at a competitive and meaningful multiple of annual base salary or Board retainer fees.
▪Compensation Committee composed only of Independent Directors.
▪Independent compensation consultant retained by the Committee, which has no other business with the Company.
▪Change in control arrangements which do not provide for excise tax gross-ups or severance amounts greater than three times base salary.
▪Double trigger equity acceleration following a change in control.
▪No dividends paid on unvested stock-based awards until the underlying awards have vested.
▪No tax reimbursements or gross-up for benefits or perquisites.
▪Clawback policy that is broader than the 2015 draft SEC regulations and which permits the Company to recover from our NEOs' cash or equity incentive compensation in certain circumstances.
▪Annual review of peer group used to assess executive compensation.
▪Annual say-on-pay vote for stockholders.
▪Anti-pledging and anti-hedging policies that apply to all of our NEOs, other officers and directors.
Compensation Program Objectives, Key Considerations and Principles

Philosophy and Objectives
The overall objectives of our executive compensation program are to:
▪Recruit, retain, reward and motivate executive talent;
▪Align the interests of the NEOs with those of the Company, its customers and its stockholders;
▪Provide internally equitable and externally competitive compensation opportunities; and
▪Recognize and reward performance that meets or exceeds the Company’s targets.

Specifically, the Committee developed our executive compensation program to address the key business considerations and related compensation principles discussed below:
▪Executive pay should be highly aligned with Company performance. The Committee is firmly committed to providing the Company’s executives with incentive compensation opportunities that are directly tied to the measures of performance that it believes lead to stockholder value creation. We recognize that the compensation program should

Southwest Gas Holdings 2021 Notice and Proxy 22

reward strong performance. Accordingly, a significant portion of each NEO's total direct compensation is earned only by achieving annual and long-term performance goals.
▪Use of equity-based incentives, combined with stock ownership requirements, is key to aligning management interests with the Company’s stockholders. The Committee seeks to align Southwest Officer interests with customers and stockholders by (i) delivering long-term incentive compensation in the form of equity, (ii) requiring meaningful officer stock ownership, and (iii) providing significant components of incentive compensation based on total shareholder return and financial performance measures, which foster growth and effective operational management in both our regulated and unregulated business segments. Centuri’s annual and long-term incentives are also primarily based on Centuri financial performance metrics that are meaningful for stockholders, and Mr. Daily is required to invest in a deferral plan option with returns based on Centuri’s financial performance. Mr. Daily also may receive performance-based and time-based equity compensation, and is required to hold a multiple of his base salary in Company stock.
▪Performance for our customers fosters enhanced stockholder value. In our utility segment, we strive to work collaboratively with regulators to achieve positive results for both customers and stockholders, and we recognize that customer satisfaction and the Company’s safety record are both essential elements in the regulatory process. Safety is also critical to the success of our utility infrastructure services segment, and safety goals carry significant weight under Centuri’s annual incentive plan. By emphasizing our mission and core values of safety, excellence, quality, partnership, stewardship and value, the Committee believes that it motivates achievements that are the platform for increased stockholder returns.
▪Compensation programs should discourage undue risk-taking. The performance measures employed in the Company’s incentive compensation programs, in addition to reflecting the Company’s core mission and business strategies, are also interdependent such that overemphasis by management in one area (such as cost containment) has the potential to negatively impact performance in other areas (such as customer satisfaction ratings and incident response times). We believe that the tension between the measures mitigates risk. We further mitigate risk by capping incentive award payouts and by setting target opportunities at levels that strike a reasonable balance among base salary and both annual and long-term incentives.
▪The executive compensation program should be prospective. The Committee does not take into consideration the results of previously earned performance awards and the deferral of cash compensation in establishing the appropriate level of future compensation. The Committee does, however, take into consideration the Company’s past performance in determining the long-term performance awards and in setting new performance targets.
Pay for Performance
With respect to each of our NEOs, all annual cash incentives and long-term incentives were “at risk” performance-based compensation, as those awards are either variable based on the level of performance against incentive targets or are subject to continued employment and stock price performance during a three-year vesting period. The portion of total direct compensation designed to be at risk pay depends upon the NEO’s position and the ability of that position to influence outcomes, as well as compensation market factors and risk mitigation considerations. Mr. Hester, the Company’s CEO, has the largest portion of pay at risk. In 2020, the percentage of his targeted total direct compensation opportunity at risk was approximately 78%. For the other NEOs, the average percentage of such compensation at risk was approximately 70%.

CEO Target Compensation	Other NEOs Target Compensation

Southwest Gas Holdings 2021 Notice and Proxy 23

Compensation Program Administration

Role of the Committee
The Committee administers our executive compensation programs. The Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, the CEO’s performance in relation to such goals and objectives and, together with the other Independent Directors of the Board, the CEO’s actual compensation. The Committee also reviews, together with the CEO, and approves the salaries and incentive compensation for the other executive officers. The Committee's Charter is available on the Company's website at www.swgasholdings.com.
Role of Management
Management, including the NEOs, provides guidance to, and receives direction from, the Committee regarding executive compensation. Management annually provides information to the Committee regarding what it believes to be appropriate levels of the various elements of direct compensation (including target awards for incentive compensation), as well as the thresholds, targets and maximums of the performance measures. Information is gathered from Company operating data, external independent surveys and publicly available compensation comparisons. Decisions regarding CEO compensation are made solely by the Committee meeting in an executive session.
Role of Independent Compensation Consultant
While consultants may be retained by management to assess executive compensation, the Committee has the authority, independent of management, to employ and retain consultants to assist it in establishing the executive compensation objectives and in determining whether the objectives have been satisfied. In 2020, the Committee engaged Pay Governance LLC as an independent consultant to the Committee. Pay Governance’s engagement with the Committee included a review and analysis of several aspects of executive compensation. Management engaged Frederic W. Cook & Co., Inc. ("FW Cook") to review the executive compensation program for officers of the Company, Southwest, and Centuri. Management also engaged Korn Ferry to advise on executive compensation and other topics. Pay Governance did not receive any fees from the Company for services other than the fees paid for work requested by the Committee with respect to executive and director compensation.
For 2020, the Committee analyzed whether the work of Pay Governance, FW Cook, Korn Ferry, or any other executive compensation adviser raised any conflicts of interest, taking into consideration all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Committee determined, based on its analysis of all relevant factors, that no conflicts of interest were present.
How We Determine Amounts Paid for Each Element of Compensation

We operate in a competitive environment for talented executives, and the Committee analyzes a variety of information as it seeks to identify competitive levels of compensation within the relevant markets in which we operate.
Peer Group
The companies in the compensation peer group for the Southwest Officers were selected because they represent those companies considered by the Committee to be the most comparable to the Company in terms of business operations, operational complexity, revenue, market capitalization and overall financial performance. In the recent past, some of the companies in the prior compensation peer group were removed due to M&A activity, resulting in a relatively small peer group. Therefore, the Committee decided to add comparable companies to ensure that meaningful comparisons could be made. During 2019, ten companies were added to the peer group by the Committee in consultation with Pay Governance, the Committee's independent compensation consultant, and the same peer group was used for the 2020 executive compensation analysis performed by FW Cook. Thus for 2020, the peer group was composed of 20 companies in the utility industry, placing the Company in the 66th percentile for annual revenue.

Southwest Gas Holdings 2021 Notice and Proxy 24

■	Alliant Energy Corporation	■	New Jersey Resources Corporation
■	Ameren Corporation	■	NiSource Inc.
■	Atmos Energy Corporation	■	NorthWestern Corporation
■	Avista Corporation	■	OGE Energy Corporation
■	Black Hills Corporation	■	ONE Gas, Inc.
■	CMS Energy Corporation	■	Pinnacle West Capital Corporation
■	Evergy, Inc	■	Portland General Electric Company
■	Hawaiian Electric Company, Inc.	■	PNM Resources, Inc.
■	IDACORP, Inc.	■	South Jersey Industries
■	MDU Resources Group, Inc.	■	Spire, Inc.
For Centuri, the peer group approved by the Committee and used by FW Cook contained 10 companies as shown below. Centuri placed in the 62nd percentile for EBITDA in the peer group.

■	Aegion Corporation	■	MYR Group Inc.
■	Comfort Systems USA	■	Primoris Services Corporation
■	Dycom Industries, Inc.	■	Sterling Construction Company
■	Granite Construction Inc.	■	Team Construction Company
■	Matrix Service Company	■	Tetra Tech, Inc.
Compensation Review
FW Cook performed comprehensive competitive compensation benchmarking, which included assessments of all elements of compensation for the Southwest Officers and Mr. Daily. The competitive compensation benchmarking data reviewed by the Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by companies in the peer groups for Southwest and Centuri. The structure of the incentive compensation program of the Company was also reviewed in comparison to peer company programs.
Benchmarking of Compensation
In reference to the data and analyses discussed above, the Committee reviewed competitive target compensation levels for each NEO relative to the 50th percentile of the relevant market. For each NEO position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (base salary plus annual incentive award plus the target value of long-term incentive compensation) were benchmarked and analyzed at the median level. The Committee found that overall target total direct compensation for each of the Southwest Officers and Mr. Daily were generally aligned with the relevant market benchmarks. However, short-term incentives and long-term incentives for some NEOs were below the market median.
Other elements of overall compensation for the NEOs (perquisites, welfare benefits, retirement benefits and post-termination benefits) were implemented at various times over the past several years to remain competitive with the relevant market. In determining the Company’s overall compensation, we annually compare elements of direct compensation and the level of other benefits with those of the relevant market to ensure the Company remains competitive.
Consideration of 2020 Say-on-Pay Vote

The Company holds an annual say-on-pay advisory vote regarding executive compensation. At the 2020 Annual Meeting of Stockholders, approximately 98% of the votes cast were in favor of the compensation of the NEOs as described in the proxy statement for the 2020 Annual Meeting. The Board and Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation philosophy, policies and decisions were necessary based solely on the vote results. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Committee's activities in fiscal year 2020 demonstrate our ongoing commitment to ensure our executive compensation remains aligned with the interests of our stockholders and current market practices. Additionally, we determined that our stockholders should vote on a say-on-pay proposal each year as recommended by stockholders at the most recent "say-on-frequency" vote. The Board recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION” in this Proxy Statement.

Southwest Gas Holdings 2021 Notice and Proxy 25

Details of Compensation Program

The nature of the Company’s operations and competitive considerations have led the Committee to design and employ compensation programs that we believe are comparable to compensation programs widely used in the natural gas operations and utility infrastructure services industries, as applicable. To accomplish our objectives, our programs are designed to respond to changing market conditions and to offer a broad spectrum of compensation opportunities. Performance is the critical component of our programs, and both individual and overall Company performance can impact an NEO’s level of compensation on an annual basis.
Why We Pay Each Element
The elements of executive compensation for the NEOs and the purpose for providing each element are described below:

Element	Purpose	Summary of Features
Base Salary	wRecognize leadership responsibilities and value of executive’s role to the Company. wServe as a competitive compensation foundation.

wTargeted at 50th percentile of relevant peer group companies.
wAdjustments are made based upon the value of the position to the business, individual performance and pay relative to the appropriate market.

Annual Incentive Plans	wEncourage and reward NEO contributions in achieving short-term performance goals. wAlign management interests with customers and stockholders.

wAwards paid out annually in cash.
wAward values are subject to downward adjustment to avoid windfalls and for other reasons of fairness and equity.
wNo awards paid if financial performance is below certain minimum levels.

Long-Term Incentives	wProvide executives with long-term performance goals to work toward. wAlign management interests with customers and stockholders. wRetain management with awards subject to service vesting.

wCenturi’s CEO receives long-term incentives through both cash and equity, which includes Performance Shares with and without thresholds to generate awards.
wSouthwest Officers receive long-term incentives through both time-lapse restricted stock units and Performance Shares.
wCenturi and Southwest performance awards are earned based on three-year financial performance.

Executive Health, Welfare and Retirement Benefits	wProvide executives reasonable and competitive benefits. wEncourage savings for retirement. wRetain executives with pension benefits subject to service vesting.

wHealth and welfare benefits consistent with standard benefits provided to all employees.
w401(k) plan and nonqualified deferred compensation plans allow for deferral of compensation and Company contributions.
wQualified and supplemental nonqualified pension benefits.

Southwest Change in Control Agreements

wEnsure attention and dedication to performance without distraction in the circumstance of a potential change in control.
wEnables executives to maintain objectivity with respect to merger or acquisition offers considered by the Board.

wDouble trigger change in control severance agreements without any excise tax gross-up.
wAccelerated vesting of equity awards upon certain terminations following change in control.
wPotential increase to supplemental pension benefit.

Centuri CEO Employment Agreement

wEnsure attention and dedication to performance without distraction in the circumstance of a potential change in control.
wProvide an incentive to enter into executive employment relationship.
wProtect the Company’s interests.
wTwo-year term, with automatic renewals. wProvides change in control severance and severance outside of change in control scenario. wNon-competition and non-solicitation restrictive covenants.
Base Salaries
Salaries for the Company’s NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer group and additional salary survey data for similar positions. The competitive market processes discussed above were used by the Committee to help ensure that salaries are reasonable, competitive and properly address position responsibilities. The range of salaries available through this review provides an objective standard to determine the appropriate level of salary for a given executive position. Salaries are reviewed

Southwest Gas Holdings 2021 Notice and Proxy 26

annually and are subject to mid-year adjustment to realign salaries with market levels after taking into consideration individual responsibilities, performance, inflation and experience.
Annual Incentive Compensation
We establish cash incentive opportunities on an annual basis, expressed as a percentage of each individual’s base salary. The target level of annual incentive opportunities granted to NEOs is based primarily on the competitive compensation benchmarking. Mr. DeBonis' incentive opportunity increased from 50% in 2019 to 60% in 2020 due to the Committee's analysis of the growth of his role in the Company, competitive market data, and the desire to increase the at-risk incentive portion of his compensation. The target incentive opportunities for the NEOs were set at the following percentages of base salary for 2020:

Incentive Opportunities (% of salary)
John P. Hester	100%
Gregory J. Peterson	65%
Paul M. Daily	100%
Karen S. Haller	75%
Eric DeBonis	60%
Southwest Annual Incentives. Annual incentive opportunities are payable entirely in cash.
The 2020 performance measures for Southwest Officers were tied to measures of financial performance, customer satisfaction, productivity and safety. For 2020, the Committee derived the targets for our four performance measures as follows:
▪Adjusted Net Income. The primary financial measure is adjusted net income, which is measured on a consolidated basis for Messrs. Hester and Peterson and Ms. Haller because of their influence over both of the Company’s business segments, and measured solely for the utility segment for Mr. DeBonis. Both adjusted net income measures were designed to exclude the impact of Company-owned life insurance to more closely represent Company-driven outcomes. The target for the adjusted net income component was $217 million on a consolidated basis and $155.5 million for the utility segment, which were derived from Company and Southwest business plans and budgets.
▪Customer Satisfaction. The customer satisfaction measure is based on independent customer surveys conducted in each of our utility operating divisions. The target for this component was 94% customer satisfaction, slightly higher than 2019's target.
▪Productivity. The productivity measure was designed to reward success in reaching a predetermined level of operations and maintenance expense per customer. The target was $211 per customer (including non-service pension costs), which required an improvement in cost containment over 2019's target.
▪Safety. The Committee chose the two components of the safety performance measure because they are oriented toward minimizing incidents associated with the Company’s gas distribution systems and thereby linked to risk reduction in areas such as regulation, operations, reputation and franchise value. The Company’s 2020 target for damage per 1,000 tickets is 1.15, representing an improvement from 2019's target. The target for incident response time within 30 minutes was 74%, representing a 3 percentage point improvement from the Company’s 2019 target.
For plan year 2020, the weighting of the measures was as follows: Adjusted Net Income: 40%; Customer Satisfaction: 20%; Productivity: 20%; and Safety: 20% (10% for damages per 1,000 tickets and 10% for incident response time). Actual awards for each measure are determined as of year-end by comparing the Company’s performance to the threshold, target and maximum levels set by the Committee at the beginning of the year for each performance measure. When threshold performance for any measure is achieved, an award with respect to that measure is earned. Award payouts can range from 70% (at threshold) to 100% (at target) to 140% (at maximum) of the assigned incentive opportunity for each measure, based on where actual results fall in the range from threshold to target to maximum. No awards are paid with respect to any measure if 80% of target adjusted net income is not achieved. We determine actual payouts through linear interpolation.

Southwest Gas Holdings 2021 Notice and Proxy 27

The thresholds, targets and maximums and actual results under the four core performance measures for 2020 are set forth below:

Measure	Threshold	Target	Maximum	Actual	Weighting	Payout (% of target)
Adjusted Net Income:
Consolidated (000s)(1)	$195,300	$217,000	$238,700	$223,124	40%	44.52%
Utility (000s)(1)	$144,615	$155,500	$166,385	$149,918	40%	33.85%
Customer Satisfaction	91%	94%	97%	95.5%	20%	24%
Productivity (O&M/Customer)	$215	$211	$208	$203.92	20%	28%
Safety:
Damage per 1,000 Tickets	1.40	1.15	1.00	1.14	10%	10.27%
Response Times w/in 30 Min.	70%	74%	77%	75.8%	10%	12.40%
Total:
Consolidated						119%
Utility						109%
(1)In the calculation of actual results under the adjusted net income measures, the Committee excluded the earnings impacts of Company-owned life insurance policy value changes.
The Committee has the discretion to reduce an NEO’s overall award that would otherwise be earned to avoid windfalls and for other reasons of fairness and equity. The Committee reviews the CEO’s individual performance to determine whether there will be any downward adjustment. For 2020, individual performance goals for the CEO centered on promoting fundamental business strategies, maximizing customer and stockholder value, pursuing regulatory initiatives, promoting workforce diversity and other ESG-related initiatives, and overseeing the utility infrastructure services segment.
The CEO reviews the other executive officers’ individual performances to determine whether there will be any downward adjustment in the performance awards. As a result of such review, if the CEO recommends a downward adjustment in the performance awards, the CEO will bring the matter before the Committee for review and approval. Mr. Peterson’s goals were centered on investor relations activities, financial planning and execution, external reporting, regulatory compliance and strategic planning matters. Ms. Haller’s goals pertain to legal and regulatory matters, corporate ethics and compliance, enterprise risk management, corporate governance matters, gas resources, human resources and administrative functions. Mr. DeBonis’ goals were directed to maintaining system safety and reliability, controlling operating costs and enhancing customer service. The individual performance goals for the CEO and other eligible Southwest Officers were satisfied, and there were no reductions in their awards with respect to 2020.
Adjusted net income, both on a consolidated and utility segment basis, exceeded 80% of our target, and achievements under the performance measures aggregated for a payout of 119% of the target incentive award opportunity for Messrs. Hester and Peterson and Ms. Haller, and 109% of target for Mr. DeBonis. These aggregated percentage payouts are multiplied by the total incentive opportunity (expressed above as a percentage of base salary) to determine the overall dollar value of the annual award. The following table details the actual payouts associated with the 2020 annual incentive awards for the eligible Southwest Officers:

	Incentive Opportunities (% of salary)	Total Achievement of Performance Measures (% of target)	Incentive Earned (% of salary)	Incentive Earned
John P. Hester	100%	119%	119%	$1,249,500
Gregory J. Peterson	65%	119%	77.4%	$336,473
Karen S. Haller	75%	119%	89.3%	$424,830
Eric DeBonis	60%	109%	65.4%	$240,018
Centuri Annual Incentives. For Centuri, the Committee selected financial performance and safety goals for the 2020 annual incentive opportunities.
▪Financial Measure. The primary financial measure is pretax income, with a target of $96.7 million, which was derived from Centuri’s business plans and budgets.
▪Safety. The safety goal is based on the days away from work, restricted or transferred ("DART") incident rate, which is the industry standard measurement for safety. The target of 0.50 is an improvement from 2019's target. The safety goal also includes a Total Recordable Incident Rate ("TRIR") of 1.00 to ensure both incident frequency and severity measures are considered.

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For plan year 2020, the weighting of the measures was as follows: Pretax Income: 80% and Safety: 20% (10% for DART and 10% for TRIR).
Actual awards for each measure are determined as of year-end by comparing Centuri's performance to the threshold, target and maximum levels set by the Committee at the beginning of the year for each performance measure. When threshold performance for any measure is achieved, an award with respect to that measure is earned. Award payouts can range from 65% (at threshold) to 100% (at target) to 170% (at maximum) of the assigned incentive opportunity for each measure, based on where actual results fall in the range from threshold to target to maximum. We determine actual payouts through linear interpolation.
The thresholds, targets and maximums and actual results under the two performance measures for 2020 are set forth below:

Measure	Threshold	Target	Maximum	Actual	Weighting	Payout (% of target)
Pretax Income	$67.7 million	$96.7 million	$120.9 million	$112.7 million	80%	146%
Safety (DART)	1.0	0.50	0.40	0.40	10%	170%
Safety (TRIR)	2.0	1.0	0.75	1.19	10%	93%
Total						143%

No awards are paid in any year unless 50% of target pretax income is achieved. In 2020, pretax income exceeded 50% of target, and achievements under the other performance measure aggregated for a payout of 143% of the target incentive award opportunity for Mr. Daily. The aggregated percentage payout is multiplied by the total incentive opportunity (expressed above as a percentage of base salary) to determine the overall dollar value of the annual award.
The Committee reviews Mr. Daily’s individual performance to determine whether there will be any downward adjustment in his performance award. For 2020, individual performance goals for Mr. Daily centered on promoting fundamental business strategies, including safety performance; organizational development, including identifying and implementing opportunities to enhance ESG efforts and workforce diversity; and operations, financial, and strategic planning improvements. The individual performance goals for Mr. Daily were satisfied, and there were no reductions to his incentive awards with respect to 2020.
The following table details the potential and actual payouts associated with the 2020 annual incentive award to Mr. Daily:

	Incentive Opportunities (% of salary)	Total Achievement of Performance Measures (% of target)	Incentive Earned (% of salary)	Incentive Earned
Paul M. Daily	100%	143.28%	143.28%	$1,054,541
Long-Term Incentive Compensation
Our long-term incentive compensation is designed to provide incentives for maintaining long-term performance and strengthening customer and stockholder value over a three-year performance period. NEOs are incentivized with equity compensation and Mr. Daily's long-term incentive opportunity also includes a cash component. The Committee based the value of incentive awards granted to NEOs primarily on competitive compensation benchmarking. For 2020, the target long-term incentive opportunities for the NEOs were set at the percentages of base salary shown in the following table. The incentive opportunity percentages were increased from 2019 to 2020 for Messrs. Hester, Peterson and Daily and Ms. Haller, following the Committee's analysis of competitive market data, the growth in their management responsibilities, and the desire to increase the portion of their compensation that is at-risk incentive pay.

	Incentive Opportunities (% of salary)
	RSUs	Non-threshold Performance Shares	Performance Shares	Non-threshold Performance Cash	Performance Cash	Total
John P. Hester	70%	—	190%	—	—	260%
Gregory J. Peterson	40%	—	100%	—	—	140%
Paul M. Daily	—	39%	91%	21%	49%	200%
Karen S. Haller	45%	—	110%	—	—	155%
Eric DeBonis	30%	—	60%	—	—	90%

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Southwest Long-Term Incentives. Long-term incentives for the Southwest Officers are composed of time-lapse RSUs and Performance Shares. The CEO’s target long-term opportunity for the three-year performance period beginning in 2020 is 260% of base salary, 190% in the form of Performance Shares and 70% granted as time-lapse RSUs.

▪RSUs. The Committee believes that grants of time-lapse RSUs promote and encourage long-term retention and service to the Company, align the interests of our NEOs with those of our customers and stockholders through increased share ownership, and provide a balanced approach to long-term compensation. At its February 2020 meeting, the Committee approved the 2020 grants under this Board-approved program. The number of RSUs granted was determined based on the closing price for our Common Stock for the last trading day of 2019 ($75.97 per share). The time-lapse RSUs granted in 2020 vest 40% one year after the award date and 30% following each of the next two years, assuming continued service.
The table below illustrates the target long-term incentive opportunity granted as time-lapse RSUs, and the number granted. The percentages shown for Messrs. Hester and Peterson and Ms. Haller increased from 2019 to 2020, reflecting the Committee's decision to update their long-term compensation incentives based on competitive compensation benchmarking.

	RSU Component (% of salary)	RSU Component	RSUs Granted
John P. Hester	70%	$682,500	8,984
Gregory J. Peterson	40%	$162,864	2,144
Karen S. Haller	45%	$206,100	2,713
Eric DeBonis	30%	$108,000	1,422
▪Performance Shares. The Committee believes that the payment of long-term incentive compensation in the form of Performance Shares, measured over a three-year performance period, rewards our NEOs for improved financial performance of the Company, thereby giving them an incentive to enhance long-term customer and stockholder value. The target number of Performance Shares granted was determined based on the closing price for our Common Stock for the last trading day of 2019 ($75.97 per share). Performance Shares granted in 2020 are earned upon achievement of financial performance goals for the three-year period from 2020 through 2022.
The table below illustrates the target long-term incentive opportunity granted as Performance Shares, and the number of Performance Shares granted:

	PS Component (% of salary)	Target PS Component	Target PSs Granted
John P. Hester	190%	$1,852,500	24,385
Gregory J. Peterson	100%	$407,160	5,359
Karen S. Haller	110%	$503,800	6,632
Eric DeBonis	60%	$216,000	2,843

For Performance Shares granted in 2020 to Messrs. Hester and Peterson and Ms. Haller, 60% are earnable based on a consolidated earnings per share (“EPS”) performance measure, and 40% are earnable based on a utility segment return on equity (“ROE”) performance measure. ROE is calculated by dividing the utility adjusted net income by the average equity balance for 2020. For Mr. DeBonis, 60% of the Performance Shares are based on utility segment net income, and 40% are based on ROE. Each of these measures is adjusted to remove the impact of Company-owned life insurance.
At its meeting in February 2020, the Committee established the threshold, target and maximum performance levels upon which Performance Share awards would be based for the 2020 through 2022 performance period and awarded grants of Performance Shares to the Southwest Officers, which were later approved by the Board. The target levels were based on Company and Southwest business plans and budgets and took into account such factors as budgeted capital expenditures, expected growth within the markets that the Company serves, competitive factors from other service providers, and other business considerations embedded in the Company’s annual business planning process. The following table shows the three-year performance criteria for such period:

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Performance Level	EPS	Utility Adjusted Net Income (000s)	Return on Equity	Base Percentage of Target Award Earned(1)
Below Threshold	<$10.84	<$482,019	<6.50%	No award
Threshold	$10.84	$482,019	6.50%	50%
Target	$12.04	$518,300	7.50%	100%
Maximum	$13.24	$554,581	8.50%	150%
(1)Subject to upward or downward adjustment based on total shareholder return performance relative to a peer group.
Linear interpolation will be used to compute the percentage of the target award earned. The awards are payable in the form of Common Stock with the Southwest Officers also receiving cumulative dividend equivalents over the three-year performance period on such awards to the extent the underlying shares are earned.
If threshold performance is met, a base number of Performance Shares in a range of 50% to 150% of the target number will be earned, subject to modification based on total shareholder return relative to a peer group. Total shareholder return of the Company over the three-year period, plus dividends, will be compared to total shareholder returns of peer companies. The peer companies list for total shareholder return comparison is based on the now-discontinued Bloomberg Transmission Distribution List, with the list being modified as included companies change over time due to mergers and acquisitions. Relative performance that places the Company at or above the 75th percentile of the peer group would result in maximum upward adjustment of the number of shares of Common Stock earned by 30%, performance in the range between the 25th and 75th percentiles would result in no adjustment, and performance at or below the 25th percentile of the peer group would result in maximum downward adjustment by 15% (provided that if a base number of shares is earned, the lowest percentage of the target number that will vest is 50%).
The Committee included the total shareholder return feature to link performance under the respective performance measures with the market’s reaction to that performance. The Committee determined that the modifier should not be symmetrical because Performance Shares are 100% at risk as currently designed.
▪2018-2020 Performance Share Vesting. In 2018 the Compensation Committee approved the award of Performance Shares to the Southwest Officers. For Performance Shares granted in 2018 to Mr. Hester and Ms. Haller, 60% were earnable based on a consolidated EPS performance measure, and 40% were earnable based on a utility segment ROE performance measure. For Messrs. Peterson and DeBonis, 60% of the Performance Shares were earnable based on utility segment net income, and 40% were earnable based on ROE. To calculate ROE, Utility segment net income was divided by the average equity balance for 2018 through 2020. Each of these measures was adjusted to remove the impact of Company-owned life insurance. Performance was measured over a three-year performance period commencing on January 1, 2018 and continuing through December 31, 2020. For the three-year period 2018-2020, the total shareholder return for the Company was below the 25th percentile of the peer group of companies selected for such 2018 awards, and therefore a 15% reduction (85% modifier) was applied to the results to determine ultimate payout. On February 24, 2021, the Committee determined that for the 2018-2020 performance period, the payout (net of the total shareholder return modifier) is 100% of the target award level, except for those officers subject to the consolidated EPS measure. For Mr. Hester and Ms. Haller, who are subject to the consolidated EPS measure, the payout (net of the total shareholder return modifier) is 97% of the target award level. The 2018-2020 Performance Shares are included in the "Stock Vested During 2020" table.
Centuri Long-Term Incentives. Historically, the Company did not grant Company equity awards to Centuri executives, but beginning in 2019, the Committee strengthened the link to Company performance by granting Company equity to the Centuri Chief Executive Officer for part of his long-term incentives. The table below illustrates the target long-term incentive opportunity granted to Mr. Daily for the performance period from 2020 through 2022 for both equity and cash components:

	Target PS Incentive (% of salary)	Target PS (#)	Target PS Value ($)	Target Non-threshold PS Incentive (% of salary)	Target Non-threshold PS (#)	Target Non-threshold PS Value ($)	Target PC Incentive (% of salary)	Target PC Value ($)	Target Non-threshold PC Incentive (% of salary)	Target Non-threshold PC Value ($)
Equity	91%	8,565	$650,650	39%	3,671	$278,850	—	—	—	—
Cash	—	—	—	—	—	—	49%	$350,350	21%	$150,150
The target number of Performance Shares and Non-threshold Performance Shares granted was determined based on the closing price for our Common Stock for the last trading day of 2019 ($75.97 per share). The Centuri CEO's long-term incentive amount includes the opportunity for a cash award equal to 70% of salary and an equity award equal to 130% of salary. The equity award is further split between 70% as Performance Shares and 30% as time-based shares. Because the time-based shares may be modified based on financial performance but are not subject to a threshold to receive an award, they are referred to herein as "Non-threshold Performance Shares." Both Performance Shares and Non-threshold Performance Shares granted in 2020 are earned upon achievement of financial performance goals for the three-year period from 2020 through 2022. The cash award is also further split between 70% as Performance Cash and 30% as

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time-based cash. Because the time-based cash award may be modified based on financial performance but is not subject to a threshold to receive an award, the time-based cash award is referred to herein as "Non-threshold Performance Cash." Both Performance Cash and Non-threshold Performance Cash granted in 2020 are earned upon achievement of financial performance goals for the three-year period from 2020 through 2022.
The payment of incentive compensation under Centuri’s long-term incentive plan is measured by Centuri’s cumulative enterprise value (“EV”) growth rate over a three-year performance period. EV is defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Centuri multiplied by an EBITDA multiple determined by the Committee at the beginning of the performance period, minus Centuri net debt. Net debt is calculated as debt less cash and excludes leases recorded as debt under accounting rules. Debt includes the Company's capital contribution for the Linetec Services, LLC acquisition.
Non-threshold Performance Shares and Non-threshold Performance Cash are not subject to a threshold to generate payment, but they are impacted by the change in EV at the end of the three-year performance period. If EV increases over the performance period, the Non-threshold Performance Share and Non-threshold Performance Cash awards are increased by the percent of increase. Similarly, the Non-threshold Performance Share and Non-threshold Performance cash awards are decreased by the same percent of decrease if EV decreases over the performance period. Non-threshold Performance Share awards are capped at 133.1% of the target award amount (the target award is $278,850 for 2020) and Non-threshold Performance Cash awards are capped at 133.1% of the target award amount (the target award is $150,150 for 2020).
At its meeting in February 2020, the Committee established the threshold, target and maximum performance levels of EV growth for Centuri from the baseline of Centuri’s EV as of 2019 year-end. The target EV growth rate level was based on Centuri’s business plan and budget and took into account such factors as budgeted capital expenditures, expected growth within the markets that Centuri serves, competitive factors from other service providers and other business considerations embedded in Centuri’s annual business planning process. The following table summarizes the performance goals for the performance period from 2020 through 2022:

Performance Shares and Performance Cash Performance Level	Three-Year Cumulative EV Growth	Percentage of Target Award Earned
Below Threshold	<20%	No award
Threshold	20%	25%
Target	42%	100%
Maximum	63%	200%
Linear interpolation will be used to compute the percentage of the target award earned. Awards under the plan are to be paid following the end of the performance period.
Perquisites
The Company provides a limited number of perquisites to its executive officers. The NEOs receive car allowances, and reimbursement for annual physical examinations and social club memberships. The Southwest Officers also receive reimbursement once every three years to assist in financial and estate planning. The CEO of Centuri receives life insurance and reimbursement annually for financial planning, estate planning and tax preparation.
Retirement Benefits
Southwest Retirement Benefits. Four retirement benefit plans are available to the Southwest Officers. Two of the plans, the Retirement Plan for Employees of Southwest (“Retirement Plan”) and the Employee Investment Plan ("EIP"), both tax-qualified plans, are available to all Southwest employees. Two additional plans are offered to officers, the Supplemental Executive Retirement Plan (“SERP”) and the Executive Deferral Plan (“EDP”). These additional plans were established to attract and retain qualified executives and to address the dollar limitations imposed on the two tax-qualified plans.
▪Retirement Plan. Benefits under the Retirement Plan are based on (i) the executive’s years of service with the Company, up to a maximum of 30 years, and (ii) the average of the executive’s highest five consecutive years’ salaries, within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service.
▪SERP. The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50 - 60% of salary. To qualify for benefits under the SERP, which is based on a 12-month average of the highest consecutive 36-months of salary, an executive is required to have reached (i) age 55, with 20 years of service with the Company, or (ii) age 65, with 10 years of service.
▪EIP. Southwest Officers may participate in the EIP and defer salary up to the maximum annual dollar amount permitted for 401(k) plans under the Internal Revenue Code. Investments of these deferrals are controlled by the

Southwest Gas Holdings 2021 Notice and Proxy 32

individual executives from a selection of investment options offered through the EIP. There are no employer matching contributions for executive deferrals into the EIP.
▪EDP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive compensation. As part of the EDP, the Company provides matching contributions up to 3.5% of annual salary, which vest immediately. Amounts deferred and Company matching contributions bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate (the “Bond Rate”). At retirement or termination, with five years of service with the Company, the Southwest Officers will receive EDP balances paid out at the election of the participant over a period of 10, 15 or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on each January 1st for the five years prior to the start of retirement.

Centuri Retirement Benefits. Centuri maintains two plans which provide retirement benefits for the Centuri executives, including Mr. Daily: a 401(k) plan and a nonqualified deferred compensation plan, the Executive Deferred Compensation Plan (the "EDCP").
▪Centuri 401(k) Plan. Mr. Daily receives matching contributions from Centuri to his account in the Centuri 401(k) Plan, consistent with all other employees participating in the plan. Centuri matches 100% of Mr. Daily’s pre-tax contributions up to the first 3% of his base salary and 50% on the next 4%. All matching contributions are subject to certain limits as determined by law.
▪EDCP. Under the nonqualified deferred compensation plan maintained by Centuri, certain employees, including Mr. Daily, are permitted to voluntarily defer receipt of up to 80% of base salary and up to 80% of other cash compensation. Employer matching contributions in the deferred compensation plan are equal to the first 5% of the compensation deferred by the employee under the plan. Matching contributions vest immediately. Participants may allocate deferred cash amounts among (i) a group of notional accounts that mirror the gains and/or losses of various investment alternatives that do not provide for above-market or preferential earnings and (ii) an account with returns based on Centuri’s financial performance (“Performance Fund”). Mr. Daily must invest at least 25% of his annual incentive compensation in the Performance Fund until he meets the established investment requirement of four times his base salary. The four times base salary amount is split equally between the Performance Fund and Company stock ownership. Performance Fund investments grow or depreciate based on Centuri’s EV growth rate. The maximum annual loss of the Performance Fund is negative five percent and the maximum annual gain is fifteen percent.
Executive Agreements
Southwest Change in Control Agreements. The Company offers change in control agreements to the Southwest Officers to align their interests with stockholders and to retain and motivate high caliber executive talent. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of stockholders and helps ensure stability and continued performance during the potentially protracted process of merging with or acquiring entities subject to utility regulation. These change in control agreements do not include gross-up payments to reimburse the executive for certain excise taxes imposed under Internal Revenue Code Section 4999. Instead, the change in control agreements employ a “best net” approach whereby change in control benefits would be reduced if a reduced benefit would result in a greater after-tax benefit to the officer after the application of the excise taxes under Internal Revenue Code Section 4999.
The terms of the change in control agreements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are discussed in more detail under “Post-Termination Benefits” below.
Centuri CEO Employment Agreement. Centuri is currently a party to an employment agreement with Mr. Daily (“Employment Agreement”). Under the terms of the Employment Agreement, Mr. Daily is entitled to payments and benefits upon certain employment termination events both in the absence of and following certain change in control events of Centuri or the Company. The termination provisions of the Employment Agreement provide Mr. Daily with a fixed amount of compensation upon termination as an incentive to forgo other opportunities in order to join or maintain employment with Centuri. At the time of entering into this agreement, we considered our aggregate potential obligations in the context of the desirability of hiring Mr. Daily, as well as the benefits of securing non-competition and other restrictive covenants included in the Employment Agreement. The Employment Agreement does not contain excise tax gross-up provisions and employs a “best net” approach to potential change in control severance payments.
More detailed discussion of the Employment Agreement, as well as an estimate of the compensation that would have been payable had various provisions been triggered as of fiscal year-end, are described in “Post-Termination Benefits” below.

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Analysis of Risk in Company Executive Compensation Policies

On an annual basis, Company management reviews, analyzes and considers whether the Company’s compensation policies and practices encourage unnecessary or excessive risk taking that is reasonably likely to have a material adverse effect on the Company. One of the primary purposes of this review is to ensure that our incentive compensation programs do not inappropriately encourage unnecessary or excessive risk taking at any level in the organization that would be reasonably likely to have a material adverse effect on the Company. The Committee oversees the risk review process. In 2020, management concluded that the Company’s compensation policies and practices do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.
Deductibility of Compensation

Section 162(m) of the Internal Revenue Code currently imposes a $1 million limit on the amount that a public company may deduct for compensation paid to certain current and former executive officers in any one year. The Tax Cuts and Jobs Acts of 2017 eliminated the “performance-based compensation” exception under Section 162(m) effective January 1, 2018, subject to a special rule that “grandfathers” certain awards or arrangements that were in effect on or before November 2, 2017. There can be no assurance that compensation structured prior to 2018 with the intent of qualifying as performance-based compensation will be deductible under Section 162(m). Additionally, compensation awarded in 2018 and future years to covered employees in excess of $1 million will generally not be deductible. The Committee retains the discretion to establish the compensation as the Committee may determine is in the best interest of the Company and its stockholders, and without regard to any limitation provided in Section 162(m). This discretion is an important feature of the Committee's compensation practices because it provides the Committee with sufficient flexibility to respond to specific circumstances facing the Company.

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COMPENSATION COMMITTEE REPORT
As a part of the Committee’s duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the Committee’s review of the Compensation Discussion and Analysis and the discussion of its content with management.
The Committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that this Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and this Proxy Statement.
Compensation Committee
Stephen C. Comer (Chair)
José A. Cárdenas
Jane Lewis-Raymond
Anne L. Mariucci
Michael J. Melarkey
A. Randall Thoman

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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table (2020, 2019 and 2018)

The following table includes information concerning compensation during 2020, 2019 and 2018 for the named executive officers, whom we refer to as the “NEOs.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)(8)	Total ($)
John P. Hester	2020	1,005,943	—	2,558,720	1,249,500	1,636,794	60,820	6,511,777
President and Chief Executive Officer	2019	933,493	—	1,944,941	1,150,500	1,783,655	58,135	5,870,724
	2018	858,288	—	1,418,123	1,125,000	651,174	43,900	4,096,485
Gregory J. Peterson	2020	418,646	—	575,314	336,473	829,999	35,625	2,196,057
Senior Vice President/ Chief Financial Officer	2019	387,790	—	402,127	312,292	771,233	31,544	1,904,986
	2018	335,353	—	63,944	279,120	274,074	23,783	976,274
Paul M. Daily	2020	736,828	—	938,187	1,747,272	40,471	92,388	3,555,146
President and Chief Executive Officer for Centuri Group, Inc.	2019	704,905	—	364,658	872,109	3,032	87,131	2,031,835
	2018	564,556	—	—	830,315	32,557	318,223	1,745,651
Karen S. Haller	2020	465,426	—	716,568	424,830	964,385	24,655	2,595,864
Executive Vice President/Chief Legal and Administrative Officer	2019	436,970	—	635,347	405,330	936,175	39,427	2,453,249
	2018	402,742	—	324,020	341,250	56,380	35,183	1,159,575
Eric DeBonis	2020	362,888	—	327,011	240,018	684,479	36,615	1,651,011
Senior Vice President/ Operations Southwest Gas Corporation	2019	346,096	—	325,778	230,400	682,383	40,100	1,624,757
	2018	327,770	—	249,074	207,700	26,831	36,951	848,326
(1)Amounts shown in this column include any amounts deferred by the NEOs into 401(k) and nonqualified deferral plans.
(2)Amounts shown in this column represent the aggregate grant date fair value of awards of Performance Shares, time-lapse RSUs, and Non-threshold Performance Shares granted in 2018, 2019 and 2020. In each case, the amounts were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the Common Stock share price on the date of grant. The value ultimately realized by the NEO upon actual vesting of the awards may or may not be equal to this determined value. The assumptions used to calculate these amounts are included in “Note 9 – Share-Based Compensation” of Exhibit 13.01 to our 2020 Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures. Performance Share values were calculated based on the probable outcome of the performance condition as of the grant date, which was determined to equal target performance. For the Southwest Officers, Performance Shares generally vest upon completion of a three-year performance period, with the amount that vests based on the achievement of certain company financial targets and stockholder returns. The final amount of earned Performance Shares can range from 0% to a maximum of 195% (assuming the highest level of performance) of the amount of unearned Performance Shares granted, and upon settlement, shares of Common Stock are issued for each earned Performance Share. The value of Performance Shares granted in 2020, assuming achievement of the highest level of performance for the three-year performance period ending December 31, 2022, and using the closing price of Common Stock as of the date of grant in accordance with ASC Topic 718, would be as follows: for Mr. Hester, $3,646,134; for Mr. Peterson, $801,383; for Ms. Haller, $991,626; and for Mr. DeBonis, $425,114. The time-lapse RSUs vest in three annual installments of 40%, 30%, 30% respectively following the grant, assuming the NEO continues to meet the requirements for vesting. Award agreements for Performance Shares and time-lapse RSUs give holders the right to receive dividend equivalent payments as and when dividends are paid on Common Stock, which dividends are reallocated into additional equity awards of the same type and with the same vesting schedule as the original award.
(3)For Mr. Daily, Performance Share and Non-threshold Performance Share values were calculated based on the probable outcome of the performance condition as of the grant date, which was determined to equal target performance. Performance Shares generally vest upon completion of a three-year performance period, with the amount that vests based on the achievement of certain Centuri financial targets. The final amount of earned Performance Shares can range from 0% to a maximum of 200% (assuming the highest level of performance) of the amount of unearned Performance Shares granted, and upon settlement, shares of Common Stock are issued for each earned Performance Share. For Mr. Daily, the value of Performance Shares and Non-threshold Performance Shares granted in 2020, assuming achievement of the highest level of performance for the three-year performance period ending December 31, 2022, and using the closing

Southwest Gas Holdings 2021 Notice and Proxy 36

price of Common Stock as of the date of grant in accordance with ASC Topic 718, would be $1,688,080. The Non-threshold Performance Shares vest three years after grant, assuming Mr. Daily continues to meet the requirements for vesting. The award of Non-threshold Performance Shares is not subject to a threshold to generate payment, but they are impacted by the change in Centuri EV at the end of the performance period. Non-Threshold Performance Shares are capped at 133.1% of the target award amount (the target award is $278,850 for 2020). Mr. Daily's award agreement for Performance Shares and Non-threshold Performance Shares gives him the right to receive dividend equivalent payments as and when dividends are paid on Common Stock, which dividends are reallocated into additional equity awards of the same type and with the same vesting schedule as the original award.
(4)Amounts shown in this column represent the cash awards paid in 2019, 2020 and 2021 for services performed in 2018, 2019 and 2020, respectively. For Mr. Daily, the amounts shown in this column also include the cash portion of his long-term incentive awards for the performance periods beginning in 2018, 2017 and 2016 and paid in 2021, 2020 and 2019, respectively. Mr. Daily's 2020 annual incentive cash award amount was $1,054,541, while his long-term incentive cash award amount for the three year performance period beginning in 2018 was $692,731.
(5)The aggregate change in the actuarial present value of the Southwest Officers’ accumulated benefit under the Retirement Plan and the SERP for 2020 and the above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned by NEOs on executive deferral plan balances for 2020 are as follows:

	Increase in Pension Values ($)	Above-Market Interest ($)
Mr. Hester	1,497,964	138,830
Mr. Peterson	795,373	34,626
Mr. Daily	—	40,471
Ms. Haller	917,597	46,788
Mr. DeBonis	648,364	36,115
No amounts are payable from the pension plans before a participant attains age 55 and experiences a separation in service from the Company.
(6)    Employer matching contributions under the EDP for Southwest Officers and Centuri’s 401(k) and nonqualified deferral plan for Mr. Daily in 2020 were as follows:

Matching Contributions ($)
Mr. Hester	34,125
Mr. Peterson	14,625
Mr. Daily	51,262
Ms. Haller	2,466
Mr. DeBonis	12,600
Centuri matches 100% of Mr. Daily’s pre-tax contributions up to the first 3% of his base salary under its 401(k) plan. Thereafter, Centuri matches 50% of Mr. Daily’s pre-tax contributions up to the next 4% of his base salary. All matching contributions are subject to certain limits as determined by law, and Mr. Daily received $13,678 of matching contributions in the 401(k). Employer matching contributions in Centuri’s nonqualified deferral plan are equal to the first 5% of the compensation deferred under the plan, and Mr. Daily received $37,584 of matching contributions in the nonqualified deferral plan. Matching contributions to Southwest Officers under the EDP equal 50% of the amount deferred by each officer up to 3.5% of the officer’s respective annual salary.
(7)    The aggregate incremental costs of the perquisites and personal benefits to the NEOs are based on the taxable value of the personal use of company cars, while the car allowance, club dues, life insurance, financial planning and physicals are based on the cost to the Company. The life insurance benefit provided to the Southwest Officers is available generally to all salaried employees, so cost information is omitted from the table below. For Mr. Daily, the life insurance cost relates to purchase of coverage for him by Centuri. The perquisites and personal benefits, by type and amount, for 2020 are as follows:

	Car Allowance ($)	Club Dues ($)	Physicals ($)	Financial Planning ($)	Life Insurance ($)
Mr. Hester	21,600	2,595	2,500	—	—
Mr. Peterson	18,000	—	2,500	—	—
Mr. Daily	29,150	4,270	1,965	—	5,741
Ms. Haller	17,094	2,595	2,500	—	—
Mr. DeBonis	18,000	3,515	2,500	—	—
(8)    A charitable matching gift donation of $500 made by the Company on behalf of Mr. Peterson is included in the amount shown for
Mr. Peterson in the "All Other Compensation" column.

Southwest Gas Holdings 2021 Notice and Proxy 37

Grants of Plan-Based Awards (2020)

The following table sets forth information regarding each grant of an award made under our Incentive Plans to our NEOs during the fiscal year ended December 31, 2020. All awards were granted on February 24, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards (#)		Grant Date Fair Value of Stock Awards($)(4)
Name	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. Hester	Annual Cash(1)	735,000	1,050,000	1,470,000	—	—	—	—		—
	Performance Shares	—	—	—	12,192	24,385	47,550	—		1,869,842
	RSUs	—	—	—	—	—	—	8,984	(5)	688,878
Gregory J. Peterson	Annual Cash(1)	197,925	282,750	395,850	—	—	—	—		—
	Performance Shares	—	—	—	2,680	5,359	10,451	—		410,928
	RSUs	—	—	—	—	—	—	2,144	(5)	164,386
Paul M. Daily	Annual Cash(1)	478,400	736,000	1,251,200	—	—	—	—		—
	Performance Shares	—	—	—	2,141	8,565	17,129	—		656,731
	Non-threshold Performance Shares(6)	—	—	—	—	3,671	4,885	—		281,456
	Long-Term Cash(7)	87,588	500,500	900,550	—	—	—	—		—
Karen S. Haller	Annual Cash(1)	249,900	357,000	499,800	—	—	—	—		—
	Performance Shares	—	—	—	3,316	6,632	12,932	—		508,542
	RSUs	—	—	—	—	—	—	2,713	(5)	208,026
Eric DeBonis	Annual Cash(1)	154,140	220,200	308,280	—	—	—	—		—
	Performance Shares	—	—	—	1,422	2,843	5,544	—		218,001
	RSUs	—	—	—	—	—	—	1,422	(5)	109,009
(1)The amounts reflect the estimated payments which could have been made under the annual cash component of our incentive compensation program, based upon the participant’s annual salary as of the date presented. The program provides that executive officers may receive annual cash incentive awards based on performance and profitability measures. The Committee establishes annual target awards for each such officer. The actual amounts received by the NEOs for 2020 performance under the program are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” Annual cash incentives are described in further detail under “Compensation Discussion and Analysis – Incentive Compensation – Annual Incentive Compensation.”
(2)For the Southwest Officers, the amounts shown represent the number of shares of Common Stock that could be earned with respect to Performance Shares granted in 2020 under the long-term performance component of our incentive compensation program. The number of Performance Shares that will become earned and vested, and the resulting number of shares of Common Stock to be issued, will be determined after completion of the three-year performance period ending December 31, 2022, and the number of shares can range from 50% at threshold to a maximum of 150% of the target number, subject to 30% upward, or 15% downward, adjustment based on a total shareholder return modifier. When threshold performance is achieved, the number of shares earned will not be adjusted below 50% of the target number.
(3)For Mr. Daily, the amounts shown represent the number of shares of Common Stock that could be earned with respect to Performance Shares granted in 2020 under the long-term performance component of the Centuri incentive compensation program. The number of Performance Shares that will become earned and vested, and the resulting number of shares of Common Stock to be issued, will be determined after completion of the three-year performance period ending December 31, 2022, and the number of shares can range from 25% at threshold to a maximum of 200% of the target number. If Centuri EV growth does not achieve threshold, then no amount is paid.
(4)The amounts shown reflect the aggregate grant date fair value (based on the closing price of Common Stock on the date of grant) of time-lapse RSUs, Performance Shares, or Non-threshold Performance Shares granted on February 24, 2020, to the NEOs, calculated in accordance with FASB ASC Topic 718. With respect to the Performance Shares and Non-threshold Performance Shares granted, the amount represents the grant date fair value of the target award.

Southwest Gas Holdings 2021 Notice and Proxy 38

(5)The amounts shown represent the number of time-lapse RSUs that were granted in 2020 under the long-term component of our incentive compensation program. The RSUs awarded vest over three years, 40% at the end of the first year and 30% at the end of each of the second and third years, assuming the NEO continues to meet the requirements for vesting, and the initial vesting occurred in the first quarter of 2021. For further details regarding the 2020 long-term components of our incentive compensation program, see “Compensation Discussion and Analysis – Incentive Compensation – Long-Term Incentive Compensation.”
(6)The amounts shown represent the number of Non-threshold Performance Shares that were granted in 2020 under the long-term component of Centuri's incentive compensation program. The Non-threshold Performance Shares awarded vest at the end of the three year performance period, assuming Mr. Daily meets the requirements for vesting. Non-threshold Performance Shares are not subject to a threshold to generate an award, but they can be increased or decreased based on the percentage change of Centuri's EV. If EV increases over the performance period, the award is increased by the percent of increase. Similarly, the Non-threshold Performance Share award is decreased by the same percent of decrease if EV decreases over the performance period. Non-threshold Performance Shares are capped at 133.1% of the target award amount (the target award is $278,850 for 2020). True Performance Shares make up 70% of Mr. Daily's long term equity incentive, while 30% is made up of Non-threshold Performance Shares.
(7)The amounts reflect the estimated payments which could be made under the long-term cash component of Mr. Daily’s incentive compensation, based upon his annual salary as of December 31, 2019, as required under the Centuri Long-Term Incentive Plan for 2020. The program provides that Mr. Daily may receive a cash incentive award based on performance and profitability measures, with 70% of the award as Performance Cash and 30% of the award as Non-threshold Performance Cash. The amount of the award that will become earned and payable will be determined after completion of the three-year performance period ending December 31, 2022. The value for the Performance Cash award can range from 25% of the target value at threshold to a maximum of 200% of the target value (the target award is $350,350 for 2020). Non-threshold Performance Cash awards are not subject to a threshold to generate an award, but they can be increased or decreased based on the percentage change of Centuri's EV. Non-threshold Performance Cash awards are capped at 133.1% of the target award amount (the target award is $150,150 for 2020). This program is described in further detail under “Compensation Discussion and Analysis – Incentive Compensation – Long-Term Incentive Compensation.”
Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth information regarding unvested time-lapse RSUs, Performance Share, and Non-threshold Performance Share awards for each of the NEOs, in each case, outstanding as of December 31, 2020, and assuming target performance.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John P. Hester	15,794	959,486	42,686	2,593,181
Gregory J. Peterson	3,297	200,280	9,154	556,119
Paul M. Daily	—	—	17,331	1,052,861
Karen S. Haller	4,663	283,254	12,681	770,384
Eric DeBonis	2,699	163,949	5,727	347,927
(1)There were no securities underlying either unexercised stock options, which were exercisable or unexercisable, or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2020.
(2)Represents time-lapse RSUs, which vest in annual installments over the course of the three years following the grant, assuming the NEO continues to meet the requirements for vesting, as reflected in the following tables. Grants in 2020 reflected below include amounts discussed in footnote (5) to the “Grants of Plan-Based Awards (2020)” table.

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Outstanding time-lapse RSUs vesting over three years, 40% at the end of the first year and 30% at the end of each of the second and third years, granted in 2018, 2019 and 2020, including dividends reinvested, vest as follows:

	Grant Year	Vests January 2021 (#)	Vests January 2022 (#)	Vests January 2023 (#)
Mr. Hester	2020	3,716	2,787	2,787
	2019	2,247	2,247	—
	2018	2,012	—	—
Mr. Peterson	2020	887	665	665
	2019	464	464	—
	2018	151	—	—
Mr. Daily	2020	—	—	—
	2019	—	—	—
	2018	—	—	—
Ms. Haller	2020	1,122	842	842
	2019	699	699	—
	2018	460	—	—
Mr. DeBonis	2020	588	441	441
	2019	418	418	—
	2018	393	—	—
 Vesting provisions of time-lapse RSUs following certain termination events are discussed below under “Post-Termination Benefits.”
(3)The market value of Common Stock was $60.75 per share, the closing price on the last trading day of 2020.
(4)Represents Performance Shares and Non-threshold Performance Shares awarded for the performance period beginning January 1, 2019 and January 1, 2020. See footnotes (2), (3), and (6) to the “Grants of Plan-Based Awards (2020)” table and “Post-Termination Benefits” for a discussion of the vesting terms of our Performance Shares and Non-threshold Performance Shares. Assuming achievement of target performance, the number of Performance Shares and Non-threshold Performance Shares indicated (plus accumulated dividends reinvested) will vest following the three-year performance period ending December 31, 2021, and/or December 31, 2022.
Stock Vested During 2020

The number of shares of Common Stock that vested during 2020 and the value realized on vesting (the market price at vesting) are shown in the table. There were no options to purchase Common Stock outstanding during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Hester	28,743	1,955,348
Gregory J. Peterson	2,292	166,811
Paul M. Daily	—	—
Karen S. Haller	7,249	498,656
Eric DeBonis	5,625	388,014

Pension Benefits

We offer two defined benefit retirement plans to the Southwest Officers. They include the Retirement Plan, which is available to all employees of Southwest, and the SERP.
Benefits under the Retirement Plan are based on each Southwest Officer’s (i) years of service with Southwest, up to a maximum of 30 years, and (ii) highest average annual salary over a period of five consecutive years within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. Vesting in the Retirement Plan occurs after five years of service with Southwest.
The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50-60% of salary, as shown in the “Salary” column of the Summary Compensation Table. Salary is based on the 12-month average of the highest consecutive 36 months of salary at the time of retirement. Vesting in the SERP occurs at age 55, with 20 years of service, or at age 65 with 10 years of service with Southwest.

Southwest Gas Holdings 2021 Notice and Proxy 40

Upon retirement, the plans will provide a lifetime annuity to the Southwest Officers, with a 50% survivor benefit to their spouses and an option to choose a 75% survivor benefit to their spouses. No lump sum payments are permitted under the plans except when the amount is less than $5,000.
Messrs. Hester and Peterson are vested in both plans and both would receive full benefits if they were to retire as of the date of this Proxy Statement. Ms. Haller is vested in both plans, and her benefits would be reduced by 7.75% if she retired as of the date of this Proxy Statement. Mr. DeBonis is vested only in the Retirement Plan and, if he left the Company as of the date of this Proxy Statement, his accrued benefit under the Retirement Plan would be reduced by 58.56% assuming benefits commenced at age 55. Mr. DeBonis would also receive a limited benefit under the SERP of $12,962 annually.
Pension Benefits as of December 31, 2020
The following table sets forth the number of years of credited service and present value of accumulated benefits as of December 31, 2020, and payments received during the last fiscal year, under both the Retirement Plan and the SERP for each NEO.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John P. Hester	Retirement Plan	30	2,558,764	—
	SERP	30	7,991,378	—
Gregory J. Peterson	Retirement Plan	25	1,786,202	—
	SERP	25	2,138,278	—
Paul M. Daily	N/A	N/A	N/A	N/A
Karen S. Haller	Retirement Plan	23	1,946,289	—
	SERP	23	2,624,800	—
Eric DeBonis	Retirement Plan	27	2,270,345	—
	SERP	27	1,380,831	—
(1)The valuation method and all material assumptions applied in quantifying the present value of the accrued benefits are described in “Note 11—Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2020 Annual Report on Form 10-K.
Nonqualified Deferred Compensation (2020)

We maintain nonqualified deferred compensation plans under which our NEOs are permitted to defer base salary and other cash compensation. These plans are described in detail under “Compensation Discussion & Analysis—Retirement Benefits.” The following table describes the nonqualified deferred compensation activity for each of our NEOs during fiscal year 2020.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
John P. Hester	100,000	34,125	272,660	—	5,229,762
Gregory J. Peterson	104,245	14,625	64,550	—	1,205,293
Paul M. Daily	289,191	37,584	39,878	—	2,027,128
Karen S. Haller	137,616	2,466	86,669	—	1,574,417
Eric DeBonis	92,160	12,600	66,160	—	1,187,773
(1)Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”
(2)Deferred compensation earnings, which were above-market, and Company contributions are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns, respectively, of the “Summary Compensation Table.” Those amounts for the NEOs are as follows:

	Above-Market Interest	Company Contributions	Total
Mr. Hester	$138,830	$34,125	$172,955
Mr. Peterson	34,626	14,625	49,251
Mr. Daily	40,471	37,584	78,055
Ms. Haller	46,788	2,466	49,254
Mr. DeBonis	36,115	12,600	48,715

Southwest Gas Holdings 2021 Notice and Proxy 41

(3)The amounts reported in this column that were previously reported as compensation to the NEOs in the Summary Compensation Table for previous years are as follows:

	2018	2019	2020
Mr. Hester	$660,064	$756,983	$272,955
Mr. Peterson	175,030	233,795	153,496
Mr. Daily	641,764	248,240	367,246
Ms. Haller	227,012	289,699	186,869
Mr. DeBonis	108,923	127,555	140,875

Post-Termination Benefits

Each Southwest Officer has a change in control agreement, which provides benefits upon certain termination events following a change in control. Centuri is party to an employment agreement with Mr. Daily pursuant to which he is entitled to benefits upon the occurrence of specified termination events, both following and in the absence of a change in control. Incentive programs for the NEOs also provide for vesting of awards upon the occurrence of specified termination events in the absence of a change in control. Regardless of the manner in which an NEO’s employment is terminated, the officer is entitled to receive the amount of any accrued but unpaid base salary, amounts contributed (or otherwise vested) under 401(k) or nonqualified deferral plans, and amounts accrued and vested through Southwest’s Retirement Plan and SERP.
Following Change in Control
The Southwest Officers’ change in control agreements are triggered by certain termination events following a change in control of either the Company or Southwest, and the change in control provision of Mr. Daily’s employment agreement is triggered by certain termination events following a change in control of Centuri or the Company. Covered termination events include (i) the termination of employment by the employer without cause and (ii) termination by the employee as a result of a significant reduction in duties, responsibilities or compensation or a change in location. If a termination event occurs within two years after a change in control (collectively referred to as a “Double Trigger Event”), the affected NEOs would receive the following benefits (as applicable):
▪Salary for three years for our CEO, two and one-half years for all other Southwest Officers and two years for Mr. Daily;
▪Annual incentive compensation for three years for our CEO, two and one-half years for all other Southwest Officers, and two years of all cash incentive compensation for Mr. Daily;
▪Welfare benefits including the cost of medical, dental, disability, and life insurance coverage under the current employer plans (for three years for our CEO, two and one-half years for all other Southwest Officers and two years for Mr. Daily);
▪Vesting of unvested time-lapse RSUs for the Southwest Officers and vesting of Performance Shares and Non-threshold Performance Shares for Mr. Daily;
▪Additional credit that may affect eligibility, vesting and the calculation of benefits under the SERP; and
▪Outplacement services of up to $30,000.
A change in control with respect to the Company includes: approval by the stockholders of the Company of the dissolution or liquidation of the Company; a merger or similar transaction resulting in more than a 50% change of ownership of the Company; a sale of substantially all of the Company's business and/or assets to a person or entity that is not a subsidiary of the Company; acquisition by one person or a group of persons of at least 30% of the combined voting power of the Company; and during any two year period replacement of at least 50% of the directors unless the election of each new director was approved by a vote of at least three-fourths of the directors then still in office who were directors at the beginning of such period. Any of the foregoing events with respect to Southwest constitutes a change in control of Southwest, and any of the foregoing events with respect to Centuri constitutes a change in control of Centuri.
Pursuant to their change in control agreements, Southwest Officers agreed not to publicly disparage the Company. In addition, severance payable under the agreements is subject to the Southwest Officers' execution of a release of claims against the Company, which includes a covenant prohibiting disclosure of the Company's confidential information. Mr. Daily's employment agreement contains non-compete and non-solicitation provisions, which apply during his employment and for a period of two years after his employment ends, and also contains confidentiality and non-disparagement provisions. Mr. Daily's severance payments are also subject to a release of claims against Centuri.

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In addition to benefits provided under the change in control agreements, Performance Share, Non-threshold Performance Share, and time-lapse RSU awards provide for vesting of awards following a change in control (as described in footnote (1) to the following table).
Under the assumption that a Double Trigger Event occurred on December 31, 2020, based on the terms of the change in control agreements for the Southwest Officers and the Employment Agreement for Mr. Daily, it is estimated that the NEOs would have received the compensation presented in the following table.

Name	Salary	Incentive Compensation	Welfare Benefits	Stock Acceleration(1)	Outplacement Services	Additional SERP Benefits(2)	Total
John P. Hester	$3,150,000	$3,150,000	$53,806	$2,177,711	$30,000	$417,940	$8,979,457
Gregory J. Peterson	1,087,500	706,875	43,638	458,809	30,000	—	2,326,822
Paul M. Daily	1,472,000	2,473,000	61,610	445,731	30,000	N/A	4,482,341
Karen S. Haller	1,190,000	892,500	54,156	657,993	30,000	1,002,004	3,826,653
Eric DeBonis	917,500	550,500	53,812	336,370	30,000	1,453,909	3,342,091
(1)All time-lapse RSUs of the Southwest Officers would vest upon a Double Trigger Event. A pro rata portion of the target number of Performance Shares based on the number of months of service relative to the 2019-2021 and 2020-2022 three-year performance periods would vest upon a Double Trigger Event. For Mr. Daily, a pro-rata portion of the target number of 2019-2021 and 2020-2022 Performance Shares and Non-threshold Performance Shares would vest upon a Double Trigger Event. As of December 31, 2020, the pro rata amount equaled one-third of the target number for the 2020-2022 performance period and two-thirds of the target number for the 2019-2021 performance period. The value of Performance Shares, Non-threshold Performance Shares and time-lapse RSUs set forth above is based on the closing price of Common Stock on the last trading day of 2020 ($60.75).
(2)Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 11—Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2020 Annual Report on Form 10-K.
Absent a Change in Control
Southwest Officers. Incentive programs for the Southwest Officers provide for vesting of awards upon the occurrence of specified termination events in the absence of a change in control.
▪Annual Incentive Plan. Southwest’s annual cash incentive plan states that if employment terminates as a result of death or disability, or when the officer is eligible for retirement under our Retirement Plan, the officer will receive a prorated incentive plan payout for the portion of the performance period that the officer was employed. As of December 31, 2020, Messrs. Hester and Peterson and Ms. Haller were age 55 or older and eligible for retirement, but Mr. DeBonis was not. Accordingly, if any Southwest Officer had terminated employment on December 31, 2020, as a result of death, disability or, other than in the case of Mr. DeBonis, retirement, the officer would have been entitled to receive a full incentive plan award because December 31, 2020 was the final day of the applicable performance period. The values for these payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
▪RSUs. As of December 31, 2020, each Southwest Officer held unvested time-lapse RSUs. The respective award agreements generally require the officer to be employed by us on the applicable vesting dates to receive the awarded shares, but if employment terminates earlier as a result of death or disability, or when the officer is eligible for retirement under our Retirement Plan, the officer will receive all of the unvested shares. Accordingly, if any Southwest Officer had terminated employment on December 31, 2020, as a result of death, disability or, other than in the case of Mr. DeBonis, retirement, the value of the time-lapse RSUs, based on a stock price of $60.75 per share (the closing price of Common Stock on the last trading day of 2020), that the officer would have been entitled to is: for Mr. Hester, $959,486; for Mr. Peterson, $200,280; for Ms. Haller, $283,254; and for Mr. DeBonis, $163,949.

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▪Performance Shares. As described above under “Grants of Plan-Based Awards During 2020,” we granted Performance Share awards to the Southwest Officers in February 2020 under which shares of Common Stock (plus accumulated cash dividends) will be issued to them based on Company performance from 2020 through 2022. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but if employment terminates earlier as a result of death, disability, or retirement after reaching age 55, the officer will be entitled to a prorated award payout. In the case of disability or death, a pro rata portion of the target number of Performance Shares would be paid promptly. Following retirement, an officer would receive a payout at the end of the applicable performance period based on the Company's actual performance against the performance goals. If any Southwest Officer had terminated employment on December 31, 2020, as a result of death, disability or, other than in the case of Mr. DeBonis, retirement, his or her target award for the performance period from 2020 through 2022 would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period. Additionally, the Southwest Officers were granted Performance Shares in February 2019 under which shares of Common Stock (plus accumulated cash dividends) will be issued to them based on Company performance from 2019 through 2021. Assuming termination of employment as described above, the target award for the performance period from 2019 through 2021 would have been reduced to two-thirds of the original target award reflecting employment for two years of the three-year performance period. The value of the prorated award payouts for both tranches of Performance Shares, based on a stock price of $60.75 per share (which was the closing price of Common Stock on the last trading day of 2020), for each Southwest Officer is: for Mr. Hester, $1,218,226; for Mr. Peterson, $258,530; for Ms. Haller, $374,739; and for Mr. DeBonis, $172,420. For purposes of the retirement scenario, whereby pro rata payouts would occur based on actual performance at the end of the three-year performance period, the above amounts assume achievement of target performance and do not include any estimated amounts for accumulated dividends.
Centuri. In the event of termination of Mr. Daily’s employment by reason of retirement, death, disability, termination for cause or without good reason, or termination without cause or for good reason, he would be provided with the benefits described below.
▪Cash Incentive Payments Made Upon Retirement, Death or Disability. Centuri’s annual incentive and long-term incentive plans generally require the officer to be employed by Centuri on the date that the awards are paid to receive the cash awards, but if employment terminates earlier as a result of death or disability, or when the officer is retirement age, the officer may receive a prorated award at the Centuri CEO's discretion. As of December 31, 2020, Mr. Daily was eligible for retirement under both Centuri incentive plans. If Mr. Daily had terminated employment on December 31, 2020, as a result of death, disability or retirement, he would have been eligible to receive a full annual incentive plan award because December 31, 2020, was the final day of the applicable performance period. The value for this payout is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. If Mr. Daily had terminated employment on December 31, 2020, as a result of death, disability or retirement, his target award under Centuri’s long-term incentive plan for the performance period from 2020 through 2022 would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period and his target award under Centuri's long-term incentive plan for the performance period from 2019 through 2021 would have been reduced to two-thirds of the original target award reflecting employment for two years of the three-year performance period. He would have been eligible to receive a payout at the end of the applicable performance periods based on Centuri’s actual performance. Assuming achievement of target performance for the performance period from 2020 through 2022 and the performance period from 2019 through 2021, the value of the cash long-term incentive that Mr. Daily would be entitled to receive would be $481,832. In addition, in the event of termination for disability, Mr. Daily’s employment agreement provides for a severance benefit equal to one year of base salary. Under the assumption that termination occurred on December 31, 2020 due to disability, Mr. Daily would have been entitled to a benefit of $736,000 pursuant to his employment agreement.
▪Payments Made Upon Termination for Cause or Without Good Reason. In the event of termination for cause by Centuri or voluntary resignation by Mr. Daily without good reason, his employment agreement and incentive plans provide for no severance benefits. The employment agreement defines “good reason” as (i) any requirement that Mr. Daily relocate, (ii) material failure by the employer to comply with the compensation provisions of the employment agreement or (iii) a significant reduction in duties, responsibilities or compensation.
▪Payments Made Upon Termination Without Cause or For Good Reason. In the event of a voluntary termination for good reason or termination by Centuri without cause, Mr. Daily’s employment agreement provides for a severance benefit equal to two years of base salary, the value of any unpaid annual incentive from the year prior to the termination and two years of welfare benefits, including the cost of medical, dental and vision insurance coverage under the current Centuri plans. Under the assumption that termination occurred on December 31, 2020, Mr. Daily would have been entitled to a benefit of $1,521,727, including $1,472,000 in base salary and $49,727 in welfare benefits.

Southwest Gas Holdings 2021 Notice and Proxy 44

▪Performance Shares and Non-Threshold Performance Shares. In the event of Mr. Daily's death, disability, job elimination or termination following a change in control, restrictions on Performance Shares and Non-threshold Performance Shares are removed and a pro-rata portion of the unvested shares become vested. The number of shares that vest is determined by multiplying the ratio of actual months of service in the three-year performance period by the number of shares earned at target performance. The value of the shares, based on a stock price of $60.75 per share (the closing price of Common Stock on the last trading day of 2020), that Mr. Daily would have been entitled to based on a December 31, 2020, termination date is $445,731. In the event of Mr. Daily's retirement, the number of Performance Shares and Non-threshold Performance Shares that vest is determined by multiplying the ratio of actual months of service in the three-year performance period by the shares earned based on actual performance at the end of the performance period. Assuming Mr. Daily retired on December 31, 2020, based on a stock price of $60.75 per share (the closing price of Common Stock on the last trading day of 2020), the value of the shares Mr. Daily would have received is $445,731. For purposes of the retirement scenario, whereby pro rata payouts would occur based on actual performance at the end of the three-year performance period, the above amounts assume achievement of target performance and do not include any estimated amounts for accumulated dividends.
Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. John P. Hester, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For 2020, our last completed fiscal year:
▪the median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than our CEO) was $91,160; and
▪the annual total compensation of our CEO was $6,511,777.
▪Based on this information, for 2020 the ratio of the annual total compensation of Mr. Hester, our Chief Executive Officer and President, to the median annual total compensation of all employees, as determined pursuant to Item 402(u) of Regulation S-K, was 72 to 1, which is a reasonable estimate calculated consistent with applicable rules.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
▪Given the distribution of our employee population between the United States and Canada and both of our business segments, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of the employees, we selected elements of compensation that represent “base salary” (compensation paid at the normal hourly rate, excluding overtime, for hourly employees and base cash salary for salaried employees) as the most appropriate measure of compensation to reflect annual compensation of our employees. Such compensation elements represent the fixed portion of each employee’s compensation arrangements and are paid without regard to our financial or operational performance or individual employee workloads in a given year. This compensation measure was consistently applied to all of our employees.
▪Relevant compensation values of our subsidiary Canadian employees were converted into U.S. dollars based on the same methodology employed in the financial statements included in our Annual Report. We identified the median employee as of December 31, 2020. The median employee is different than in 2019 due to a change in that employee's circumstances involving a promotion and salary increase. All of our employees are located in either the United States or Canada and our CEO is based in the United States. Therefore, we did not make any cost-of-living adjustments in identifying the “median employee.”
▪For our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $91,160. The difference between such employee’s base salary and the employee’s annual total compensation represents the value of such employee's cash bonus, overtime pay, employer contributions to a 401(k) plan, and the value of the employer's portion of such employee's health care, disability and life insurance benefits (estimated for the employee and such employee's eligible dependents at $7,692).
▪With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this Proxy Statement plus $13,518 for the employer paid portion of our CEO's health care, disability and life insurance benefits.

Southwest Gas Holdings 2021 Notice and Proxy 45

DIRECTOR COMPENSATION
2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert L. Boughner	82,500	131,215	37,345	114	251,174
José A. Cárdenas	97,500	131,215	—	114	228,829
Thomas E. Chestnut(6)	41,250	131,215	68,652	53	241,170
Stephen C. Comer	98,000	131,215	46,217	114	275,546
Jane Lewis-Raymond	82,500	131,215	—	114	213,829
Anne L. Mariucci	82,500	131,215	39,186	114	253,015
Michael J. Melarkey	166,250	131,215	52,717	114	350,296
A. Randall Thoman	102,500	131,215	29,123	114	262,952
Thomas A. Thomas	82,500	131,215	29,590	114	243,419
Leslie T. Thornton	82,500	131,215	5,720	114	219,549
(1)On February 24, 2020, each director serving at that time received 1,711 restricted stock units. The Company does not issue option awards.
(2)The restricted stock units are valued at the closing price of Common Stock on the date of grant. The grant date fair value of the restricted stock units granted in 2020 was based on the closing price of Common Stock of $76.68 on February 24, 2020. The amounts were determined in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are included in “Note 9 – Share-Based Compensation” of Exhibit 13.01 to our 2020 Annual Report on Form 10-K.
(3)Stock awards outstanding at December 31, 2020, for each of the listed directors are as follows. There are no outstanding option awards.

Stock Awards(#)
Mr. Boughner	28,410
Mr. Cárdenas	17,704
Mr. Chestnut(6)	—
Mr. Comer	26,355
Ms. Lewis-Raymond	3,572
Ms. Mariucci	28,124
Mr. Melarkey	26,314
Mr. Thoman	24,094
Mr. Thomas	28,410
Ms. Thornton	3,572

(4)The amounts in this column also reflect above-market interest on nonqualified deferred compensation balances for 2020.
(5)The All Other Compensation column represents the cost of life insurance for directors ($53 for Mr. Chestnut and $114 for each of the other directors).
(6)Mr. Chestnut retired from the Board of Directors on May 7, 2020.
Director Compensation Narrative

In 2020, the Compensation Committee conducted a review of the types and amounts of director compensation. The Committee decided that the current approach to director compensation, as a balance of cash and equity compensation, remains appropriate and that no change to director fees or other compensation elements would be made. The Committee uses a retainer-based model for director cash compensation (without regular individual meeting fees) and determines the value of annual equity grants for directors based on a set dollar amount.
The annual cash retainer for non-employee directors is $82,500. Additional annual cash retainers for the Chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees are $20,000, $15,500 and $15,000, respectively. The additional annual cash retainer paid to our Chair of the Board is $83,750. Individual cash meeting fees of $1,650 are only payable when the number of meetings of the Board or a committee exceeds regularly scheduled meetings by three or more.
Cash compensation received by the non-employee directors may be deferred until retirement or termination of their status as directors pursuant to the Directors Deferral Plan. Amounts deferred bear interest at 150% of the Moody's Seasoned

Southwest Gas Holdings 2021 Notice and Proxy 46

Corporate Bond Rate ("Bond Rate"). At retirement or termination, such deferrals will be paid out over 5, 10, 15 or 20 years, and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on January 1 for the five years prior to retirement or termination.
A fixed dollar value ($130,000 for 2021) will be granted annually in the form of equity compensation under the Company’s Omnibus Incentive Plan during the February Board meeting. The fixed dollar value is converted into awards representing a number of shares of Common Stock based on the closing share price for the last trading session of the most recently completed fiscal year. Under this program, each member of the Board was granted the equivalent of 2,140 shares of Common Stock on February 24, 2021.
Non-employee director equity compensation vests immediately upon grant, and the directors are provided the option to defer receipt of equity compensation until they leave the Board. Deferred stock units are credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Common Stock. Such notional dividends are valued as of the date on which they are credited to the director and are reallocated into additional deferred stock units. When a director leaves the Board, any deferred stock units of such director will be converted into shares of Common Stock.
By Board policy, each non-employee director is required to retain at least five times the value of his or her annual cash retainer in Common Stock (or equivalents). Each non-employee director is required to fulfill this requirement within five years of being elected to the Board.
The maximum number of shares of Common Stock which may be awarded to any non-employee director during any fiscal year is 5,000 shares, which taken together with any cash fees paid by the Company to such non-employee director shall not exceed $500,000 in total value (calculating the value of any award based on the fair market value of the shares on the grant date of such award). These limitations were approved by stockholders on May 4, 2017.
Directors are prohibited by Company policy from pledging or engaging in financial hedging of their investment risk in our shares.
Directors are entitled to participate in the same gift matching program that is available to all of our employees. Under this program, the Company matches contributions to qualified charitable organizations up to a maximum of $2,500 in any calendar year.
Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board.

Southwest Gas Holdings 2021 Notice and Proxy 47

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
(Proposal 2 on the Proxy Card)
General

The Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement. The Board has determined to submit an annual advisory vote on our executive compensation programs to our stockholders at each annual meeting until the Company seeks another advisory vote on the frequency of the advisory vote on executive compensation. The Board asks that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Accordingly, the Board recommends that our stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and adopt the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby APPROVED.
The Company’s compensation program is designed and administered by the Compensation Committee of the Board, which is composed entirely of Independent Directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for the Company’s executives. As discussed in the Compensation Discussion and Analysis, the compensation package for the Company’s NEOs (who are the officers listed in the Summary Compensation Table in the Executive Compensation section) is designed to support the Company’s objectives of attracting, motivating and retaining the executive talent required to achieve our corporate objectives and increase stockholder value.
The compensation program is based on the Board-approved executive compensation philosophy of (i) paying base salary at the median (50th percentile) of the amounts paid by our peer group of companies (the “relative market”), (ii) providing annual and long-term incentive awards that are designed to motivate the NEOs to focus on specific annual and long-term financial and operational performance goals and achieve superior performance while placing a significant amount of total compensation at risk, and (iii) paying total direct compensation (base salary and annual and long-term incentive awards) to be competitive with the relative market.
Consistent with the SEC rule implementing the requirement that the Company periodically include a say-on-pay proposal in its proxy statement, the vote on this proposal is advisory and is not binding on the Company, the Compensation Committee or the Board. The Compensation Committee and the Board value the opinions that stockholders express in their votes and to the extent there is any significant vote against the NEO compensation, we will consider the outcome of the vote when making future executive compensation decisions and evaluate whether any actions are necessary to address stockholder concerns expressed by such vote. It is expected that the next advisory vote on executive compensation will occur at the 2022 Annual Meeting of Stockholders.
We encourage you to review the complete description of the Company’s executive compensation programs provided in this Proxy Statement, including the Compensation Discussion and Analysis and the accompanying compensation tables.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE
THE COMPANY'S EXECUTIVE COMPENSATION

Southwest Gas Holdings 2021 Notice and Proxy 48

AUDIT COMMITTEE INFORMATION
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3 on the Proxy Card)
General

The Audit Committee ("Committee") selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021, subject to ratification of the selection by the stockholders. PricewaterhouseCoopers LLP has been the Company’s independent public accounting firm since 2002. To the Committee’s knowledge, at no time has PricewaterhouseCoopers LLP had any direct or indirect financial interest in or connection with the Company or any of our subsidiaries other than for services rendered to the Company as described below.
The Committee is composed of Independent Directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the Committee reviews both the audit scope and proposed fees for the coming year.
The affirmative vote of a majority of the shares represented and voting at the Annual Meeting or by proxy is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. If the selection of PricewaterhouseCoopers LLP is not ratified by stockholders, the Committee will review its future selection of the independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Committee determines that such change would be appropriate.
During fiscal years 2019 and 2020, PricewaterhouseCoopers LLP provided the following audit, audit-related and other professional services for the Company. The cost and description of these services are as follows:

	2019	2020
Audit Fees(1)	$3,239,000	$3,403,000
Audit-Related Fees(2)	63,700	448,800
Tax Fees(3)	192,800	226,100
All Other Fees(4)	900	3,000
(1)    The services include the audit of the annual financial statements included in the Company’s Annual Report on Form 10-K; the reviews of unaudited quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q; subsidiary audits, consultation, and comfort letters and consents for various financings and SEC filings; and the assessment of the Company’s internal control over financial reporting, including expanded procedures for acquired businesses.
(2)    The services include regulatory audits and regulatory compliance, evaluations of the adoption of new accounting standards, and pre-implementation reviews for new systems being implemented.
(3)    The services include corporate tax return reviews and corporate tax planning and advice. The independent registered public accounting firm’s independence is assessed with respect to tax planning and advice services to be provided, and in light of the prohibition on representing the Company on tax matters before any regulatory or judicial proceeding or providing tax services to Company executives or directors.
(4)    The services include permitted advisory services with regard to use of automated tools such as a disclosure checklist, which were not the subject of audit or audit-related services performed.
Under the Committee’s charter, the Committee must pre-approve all Company engagements of PricewaterhouseCoopers LLP, unless an exception exists under the provisions of the Exchange Act or applicable SEC rules. At the beginning of each audit cycle, the Committee evaluates the anticipated engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approves or rejects each service, consistent with its preapproval policy, taking into account whether the services are permissible under applicable laws and the possible impact of each nonaudit service on PricewaterhouseCoopers LLP’s independence from management. The Committee also considers whether the independent registered public accounting firm is best positioned to provide effective and efficient service, and whether the service may enhance the Company’s ability to manage and control risk or improve audit quality. Throughout the year, the Committee reviews updates of the services actually provided and fees charged by PricewaterhouseCoopers LLP.
Requests for the independent registered public accounting firm to provide additional services are presented to the Committee by the Company’s Chief Financial or Accounting Officer, on an as-needed basis. The Committee has delegated to the chairperson of the Committee the authority to evaluate and approve engagements on the Committee’s behalf in the event that a need arises for preapproval between Committee meetings. Approval of additional services will be made consistent with the preapproval policy and will be reported to the Committee at its next scheduled meeting.

Southwest Gas Holdings 2021 Notice and Proxy 49

Since the effective date of the preapproval process, the Committee has approved, in advance, each new engagement of PricewaterhouseCoopers LLP, and none of those engagements made use of the de minimis exception to the preapproval requirement contained in the SEC rules.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.
THE BOARD RECOMMENDS A VOTE "FOR" AUDITOR RATIFICATION

Southwest Gas Holdings 2021 Notice and Proxy 50

AUDIT COMMITTEE REPORT
The Committee is composed of six members of the Board. The Board determined that each member of the Committee qualifies as independent under the independence standards of the NYSE and the SEC.
The Committee assists the Board in fulfilling its oversight responsibility by reviewing the financial information provided to stockholders and others, the system of internal control which management and the Board have established, and the audit process. Management is responsible for the Company’s consolidated financial statements, for maintaining internal control over the Company’s financial reporting, and for assessing the effectiveness of that control. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of the Company’s internal control over financial reporting based on the audit, and issuing a report thereon. The Committee’s role and responsibilities are to monitor and oversee these processes as set forth in a written Committee charter adopted by the Board. The Committee charter is available on the Company’s website at www.swgasholdings.com. The Committee reviews and assesses the adequacy of the charter at least annually and recommends any changes to the Board for approval.
In fulfilling the Committee's responsibilities for 2020, the Committee:
▪Reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2020, with management and PricewaterhouseCoopers LLP;
▪Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
▪Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding their communications with the Committee concerning independence, and the Committee has discussed with PricewaterhouseCoopers LLC its independence.
Based on the review and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.
Audit Committee
A. Randall Thoman (Chair)
Robert L. Boughner
Stephen C. Comer
Jane Lewis-Raymond
Thomas A. Thomas
Leslie T. Thornton

Southwest Gas Holdings 2021 Notice and Proxy 51

SUBMISSION OF STOCKHOLDER PROPOSALS
Our Bylaws establish an advance notice procedure for stockholders to make director nominations for consideration at the Company's annual meetings of stockholders. Director nominee proposals for the 2022 Annual Meeting must be received in writing by the Company on or before November 22, 2021. Any proposal to nominate a director to our Board of Directors must set forth the information required by the Company’s Bylaws. See “GOVERNANCE OF THE COMPANY - Selection of Directors” for a summary of these requirements.
Stockholders may submit other business proposals for consideration at the Company's annual meetings of stockholders. In order for a stockholder business proposal to be considered for inclusion in the Company’s proxy statement for the 2022 Annual Meeting, it must be in such form as is required by Rule 14a-8 of the Exchange Act and received by the Company on or before November 22, 2021.
A business proposal submitted by a stockholder pursuant to our Bylaws and outside of the process of Rule 14a-8 for the 2022 Annual Meeting must be received by us no later than November 22, 2021, and must set forth the information required by the Company’s Bylaws.
OTHER MATTERS TO COME BEFORE THE MEETING
If any business not described in this Proxy Statement should come before the Annual Meeting for your consideration, it is intended that the shares represented by our proxies will be voted at their discretion. As of the date of this Proxy Statement, we know of no other matter which might be presented for stockholder action at the meeting.

By Order of the Board of Directors

Thomas E. Moran Corporate Secretary/Legal Counsel

Southwest Gas Holdings 2021 Notice and Proxy 52

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE ONLINE OR BY TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD BY MAIL.
The Board of Directors Recommends a Vote FOR Proposals 1 through 3.

1.	Election of directors:		☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	01 Robert L. Boughner	06 Anne L. Mariucci
	02 José A. Cárdenas	07 Michael J. Melarkey
	03 Stephen C. Comer	08 A. Randall Thoman
	04 John P. Hester	09 Thomas A. Thomas
	05 Jane Lewis-Raymond	10 Leslie T. Thornton
ò     Please fold here – Do not separate     ò

To withhold authority to vote for a particular nominee, mark the Vote FOR all nominees (except as marked) box and enter the number next to the name(s) of the exceptions in the space provided. Unless authority to vote for all the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not listed.

2.To APPROVE, on a non-binding, advisory basis, the Company’s Executive Compensation.	☐ For	☐ Against	☐ Abstain
3.To RATIFY the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2021.	☐ For	☐ Against	☐ Abstain
THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Southwest Gas Holdings 2021 Notice and Proxy 53

SOUTHWEST GAS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 6, 2021 at
8:30 A.M. Pacific Daylight Time
VIRTUAL MEETING

To register to attend the virtual Annual Meeting or to vote your shares live during the Virtual Annual Meeting, please follow the instructions below:
–Visit register.proxypush.com/SWX on your smartphone, tablet or computer. You will need the latest versions of Chrome, Safari, Internet Explorer 11, Edge or Firefox. Please ensure your browser is compatible.
–As a stockholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this Proxy Card.
–After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting, sent to the e-mail address you provided during registration, with a unique link to the virtual Annual Meeting.

PROXY
Please refer to the back of this Proxy Card for Voting Instructions
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at:
www.proxydocs.com/SWX
This proxy will be voted in the manner directed by the stockholder(s). If no direction is made, this proxy will be voted FOR the listed Nominees (Proposal 1), FOR Approval, on a non-binding, advisory basis, of the Company's Executive Compensation (Proposal 2), and FOR Auditor Selection Ratification (Proposal 3).

The undersigned hereby revokes all previously granted proxies and appoints Michael J. Melarkey and José A. Cárdenas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated by telephone, online or by mail, all the shares of Common Stock of the undersigned at the 2021 Annual Meeting of Stockholders of Southwest Gas Holdings, Inc., and at any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournment thereof.
Vote Online, by Telephone or by Mail
24 Hours a Day, 7 Days a Week
Your phone or online vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

:	(	*	I
ONLINE	PHONE	MAIL	VOTE LIVE
www.proxypush.com/swx	1-866-883-3382

Vote your proxy online.	Vote your proxy by telephone.	Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided. Please ensure your mail vote will be delivered by May 5, 2021.	You can register to attend the virtual Annual Meeting and vote your proxy live during the meeting at register.proxypush.com/SWX.
If you vote your proxy online or by telephone, you do NOT need to return your Proxy Card by mail.

Southwest Gas Holdings 2021 Notice and Proxy 54